EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 17, 2007

BY AND AMONG

REABLE THERAPEUTICS, INC.,

SPARTAN ACQUISITION CORP.,

AND

IOMED, INC.

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LIST OF EXHIBITS

Exhibit A – Form of Voting Agreement among the Parent, Merger Sub and the Major Shareholders dated as of the date of this Agreement.

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AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2007 (this “Agreement”), by and among REABLE THERAPEUTICS, INC., a Delaware corporation (“Parent”), SPARTAN ACQUISITION CORP., a Utah corporation and wholly owned subsidiary of Parent (“Merger Sub”), and IOMED, INC., a Utah corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company deem it advisable and in the best interests of their respective corporations and shareholders that Parent and the Company engage in a business combination in order to advance the long term strategic interests of Parent and the interests of the shareholders of the Company; and

WHEREAS, to effect such business combination, the Boards of Directors of Parent, Merger Sub and the Company have approved and recommended this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement,  Ridgestone Corporation, Peter J. Wardle and Robert J. Lollini  (the “Major Shareholders”) have each entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which the Major Shareholders have, among other things, agreed to vote all of the Company Common Shares held by it for the approval of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company, (b) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” shall have the meaning set forth in Section 6.05(a).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the preamble.

“Amex” means the American Stock Exchange.

“Antitrust Laws” means the HSR Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order.

“Applicable Law” shall have the meaning set forth in Section 4.01(i).

“Arbitrator” shall have the meaning set forth in Section 3.09.

“Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation, as amended and in effect as of the date hereof.

“Articles of Merger” shall have the meaning set forth in Section 2.02.

“Audit Committee” means the audit committee of the Board of Directors of the Company.

“Beneficial ownership” or “beneficially own” shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act.

“Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, contract or other arrangement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program, policy, practice, agreement, contract, or other arrangement.

“Business Day” means any day on which banks are not required or authorized to close in the State of Texas or Utah.

“Cancelled Shares” shall have the meaning set forth in Section 3.01(c).

“Cash at Signing Amount” shall have the meaning set forth in Section 3.09.

“Cash Shortfall Amount” shall have the meaning set forth in Section 3.09(e).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“Certificate” shall have the meaning set forth in Section 3.01(b).

“Change in the Company Recommendation” shall have the meaning set forth in Section 6.01(b).

“Claims” means any and all claims, causes of action, demands, complaints, requests for information, notices of noncompliance or violation, lawsuits, suits, proceedings or audits or other claims of any nature whatsoever.

“Closing” shall have the meaning set forth in Section 2.04.

“Closing Date” shall have the meaning set forth in Section 2.04.

“Code” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the preamble.

“Company 2006 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as filed with the SEC.

“Company Actual Expense Amount” shall have the meaning set forth in Section 3.09(d).

“Company Approvals” shall have the meaning set forth in Section 4.01(d)(2).

“Company Benefit Plan” means a Benefit Plan providing benefits to any current or former employee, officer or director of the Company or any of its ERISA Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates is party, contributes, or is obligated to contribute, or with respect to which the Company or any of its ERISA Affiliates has any liability, contingent or otherwise.

“Company By-Laws” means the Amended and Restated Bylaws of the Company, as amended and in effect as of the date hereof.

“Company Capital Budget” shall have the meaning set forth in Section 5.01(a)(2).

“Company Capital Shares” means the Company Common Shares together with the Company Preferred Shares.

“Company Common Shares” means common shares, no par value per share, of the Company.

“Company Cost Amount” shall mean an amount equal to $1,750,000.00.

“Company Cost Statement” shall have the meaning set forth in Section 3.09(d).

“Company Costs” means the documented, reasonable, out of pocket costs and expenses paid or contractually required to be paid by the Company to third parties and incurred by the Company for the negotiation, execution and delivery of this Agreement, responding to Parent’s due diligence inquiries in connection with transactions contemplated hereby and preparing for and conducting the Company Shareholders Meeting and for the consummation of the transactions contemplated hereby, including properly payable finder’s, broker’s or investment banker’s fees or commissions, accounting fees, Disbursing Agent fees and costs, retention bonuses, attorneys’ fees, the SEC filing fees and the costs of printing and mailing the Proxy Statement for the Company Shareholders Meeting, the costs and expenses the Company incurs or pays to obtain any third party consents or approvals which are required to maintain the benefit of any Contracts to which the Company is a party following the consummation of this Agreement and the transactions contemplated hereby and the premium costs and expenses required to obtain the insurance policies in accordance with Section 6.07(b) but excluding (a) the Company’s ordinary overhead costs, salaries and compensation of the Company’s officers and employees and travel costs and expenses of such persons and (b) any such costs and expenses which were paid on or prior to the date of the Signing Date Statement, (c) costs and expenses related to the Payoff Letter referred to in Section 5.01(p) hereof, including payments made pursuant thereto and (d) costs and expenses incurred in connection with any and all Claims arising out of or in connection with this Agreement and the transactions contemplated hereby other than Claims to the extent arising out of or in connection with a breach or violation by the Company of any covenant or representation or warranty set forth herein.

“Company December 10-Q” means the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, as filed with the SEC.

“Company Disclosure Letter” means the disclosure schedule delivered by the Company to Parent concurrently herewith.

“Company Employees” shall mean the individuals who are employed as employees by the Company immediately prior to the Effective Time who remain employed as employees of Parent or any of its ERISA Affiliates after the Effective Time.

“Company March 10-Q” means the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC.

“Company Preferred Shares” means preferred shares, no par value per share, of the Company.

“Company Recommendation” shall have the meaning set forth in Section 6.01(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.01(e)(1).

“Company Shareholder Approval” shall have the meaning set forth in Section 4.01(c)(1).

“Company Shareholders Meeting” shall have the meaning set forth in Section 4.01(c)(1).

“Company Stock Option” shall have the meaning set forth in Section 3.03.

“Company Stock Plans” shall have the meaning set forth in Section 3.03.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.03.

“Consent Costs” shall have the meaning set forth in Section 6.04(a).

“Contract” means any legally binding lease, license, contract, note, mortgage, indenture or other agreement.

“Contract Consents” shall have the meaning set forth in Section 6.04(a).

“Debt” means any bonds, debentures, notes or other indebtedness other than in the ordinary course of business.

“Disbursing Agent” shall have the meaning set forth in Section 3.04(a).

“Disputed Items” shall have the meaning set forth in Section 3.09(b).

“Dissenting Share” shall have the meaning set forth in Section 3.02.

“Effective Time” shall have the meaning set forth in Section 2.02.

“Environmental Laws” means any and all applicable principles of common law and any and all laws, statutes, ordinances, rules, permits, regulations, or orders of any Governmental Entity pertaining to the protection of human health or the natural environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local laws implementing or substantially equivalent to the foregoing federal laws, and all other environmental conservation or protection laws, in each case as in effect as of the date of this Agreement.

“Environmental Liabilities” means any and all liabilities, responsibilities, Claims, suits, damages, costs (including remedial, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees (a) pursuant to any agreement, order, notice or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws or violations thereof, or (b) pursuant to any Claim by a Governmental Entity or a third party for personal injury, property damage, damage to natural resources, remediation or payment or reimbursement of response costs incurred or expended by the Governmental Entity or Person pursuant to common law or statute.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with any entity (whether or not incorporated) that is required to be treated as a single employer together with the Company under section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Excess Amount” shall have the meaning set forth in Section 3.09(f).

“FDA” means the Food and Drug Administration.

“FDA Permits” shall have the meaning set forth in Section 4.01(n)(7).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means (a) any nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Government Contract” means any contract the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

“Hazardous Materials” means (i) any “hazardous waste” as defined by RCRA or under any applicable state analogue; (ii) any “hazardous substance” as defined by CERCLA and regulations promulgated thereunder or under any applicable state analogue; (iii) any petroleum-based products, by-products or waste materials; (iv) any other substance that by or under Environmental Laws requires special handling or notification of any Governmental Entity in its collection, storage, transport, treatment, or disposal; and (v) any other chemical, substance or waste that is regulated under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, utility models, registrations, invention disclosures and applications therefore, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) industrial design rights/ design patents and all registrations and applications therefore; (iv) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (v) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (vi) all other intellectual property or industrial property or proprietary rights.

“Intellectual Property Rights” shall mean all proprietary or other rights throughout the world, including but not limited to proprietary and other rights provided under (A) patent law, (B) copyright law, (C) trademark and service mark law, (D) database law, (E) design patent or industrial design law, (F) trade secret law, and (G) any other statutory provision, common law principle or principle of law under any jurisdiction in the world that provides protective or other intellectual property rights in the Intellectual Property.

 “Inventories” means all inventories of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

“IRS” means the Internal Revenue Service.

“Knowledge” or “Known” means, with respect to any entity, the knowledge of Robert Lollini and Brian Mower, after due inquiry of employees of the Company having responsibility for the matter.

“Licenses” shall have the meaning set forth in Section 4.01(i).

“Liens” means liens, pledges, charges, encumbrances and security interests of any kind.

“Major Shareholder” shall have the meaning set forth in the recitals.

“Material Adverse Effect” means, with respect to any entity, changes, events, circumstances, conditions, occurrences, developments or effects that, individually or in the aggregate, has had, or would reasonably be expected to have, including those that will except for the passage of time only have, a material adverse effect on (a) the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of such entity and its Subsidiaries, if any, taken as a whole or (b) the ability of such entity to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect attributable to (i) a change in the trading prices of any of the Company’s Common Shares, in and of itself, (ii) entry into agreements, acquisitions and announcements of acquisitions by Parent or its Subsidiaries of the Company’s customers or the hiring by Parent or its Subsidiaries of the Company’s independent manufacturers’ representatives or employees of the Company’s customers whose principal duties are sales, (iii) changes in GAAP or Applicable Law after the date hereof, (iv) changes, events, circumstances, conditions, occurrences, developments or effects resulting from the announcement of the execution of this Agreement or of the pendency of the Merger, (v) changes, events, circumstances, conditions, occurrences, developments or effects resulting from compliance by the entity with the terms of, or the taking of any action specifically required to be taken in, this Agreement (other than the consummation of the Merger itself), (vi) changes, events, circumstances, conditions, occurrences, developments or effects or conditions affecting the business in which the entity operates generally, (vii) changes in economic, financial or political conditions generally, (viii) any act of terrorism or war (whether or not declared), and (ix) any failure by the Company, in and of itself, to meet projections, budgets or forecasts or published revenue or earnings predictions (the exclusions set forth in (i)-(ix), the “MAE Exclusions”).  Any party seeking to claim that a Material Adverse Effect has occurred with respect to the other party shall have the burden of proof to establish that any adverse effect is attributable to conditions, changes or events other than the MAE Exclusions; provided, however, that any such change, event, circumstance or development referred to in clauses (iii), (vi), (vii) and (viii) of the MAE Exclusions shall only fall within the MAE Exclusions if it does not (a) primarily relate only to (or have the effect of primarily relating only to) the Person and its Subsidiaries, if any, or (b) disproportionately and materially adversely affect the Person and its Subsidiaries, if any, compared to other companies engaged in similar businesses.  For purposes of determining whether a Material Adverse Effect on Parent or Merger Sub has occurred, the exclusions set out in clauses (i), (ii) and (ix) shall not be applicable.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.01.

“Merger Sub” shall have the meaning set forth in the preamble.

“New Plans” shall have the meaning set forth in Section 6.08.

“Objection Notice” shall have the meaning set forth in Section 3.09.

“Old Plans” shall have the meaning set forth in Section 6.08.

“other party” means, with respect to Parent, the Company, and with respect to the Company, Parent.

“Other Representations” shall have the meaning set forth in Section 7.02.

“Parent” shall have the meaning set forth in the preamble.

“Parent Capital Stock” means the Parent Common Stock.

“Parent Common Stock” means common stock, $0.01 par value per share, of Parent.

“Parent Cost Reimbursement Amount” shall have the meaning set forth in Section 8.02(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Cash Amount” shall have the meaning set forth in Section 3.01(a).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proxy Statement” shall have the meaning set forth in Section 4.01(d).

“Qualifying Amendment” means an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Change in the Company

Recommendation, (ii) a statement of the reasons of the Board of Directors of the Company for making such Change in the Company Recommendation and (iii) additional information reasonably related to the foregoing.

“Registered Intellectual Property” shall mean all Intellectual Property Rights that are registered or issued under the authority of, with, or by any Governmental Entity and all applications for any of the foregoing.

“Regulatory Law” means the Antitrust Laws, and all other U.S. federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

“Remedial Action” means the removal, abatement, response, investigative, cleanup and/or monitoring activities undertaken to address any pollution or contamination, or a Release of Hazardous Materials, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems.

“Required Approvals” shall have the meaning set forth in Section 6.04(a).

“Revised Act” means the Utah Revised Business Corporation Act.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.01(e)(4).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Contract” shall have the meaning set forth in Section 4.01(m)(2).

“Signing Date Statement” shall have the meaning set forth in Section 3.09.

“Solvent” means: with respect to the Company on any date of determination that on such date: (a) the fair value of the property of the Company is greater that the total amount of liabilities, including contingent liabilities, of the Company, (b) the present fair salable value of the assets of the Company is not less than the amount that will be required to pay the probable liability of the Company on its debts as they become absolute and mature, (c) the Company does not intended to, and does not believe that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they mature and (d) the Company is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Company’s property would not constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State Healthcare Permits” shall have the meaning set forth in Section 4.01(n)(9).

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” means, with respect to the Company a bona fide written proposal made by a Person other than a party hereto that is (a) for an Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “20%” shall be “50%”) involving the Company and (b) is on terms which the Company’s Board of Directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, legal, financial, regulatory and other aspects of the proposal, including any conditions to consummation of the proposal, as well as any amendments to the terms of the Merger or this Agreement proposed by Parent pursuant to Sections 6.05(b) and 6.05(c), (i) would, if consummated, result in a transaction that is (A) more favorable to the Company’s shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement and other factors reasonably deemed relevant by the Board of Directors of the Company and (B) reasonably capable of being completed on the terms proposed, in each case taking into account all financial (including the financing terms of such proposal), regulatory, legal (with the advice of outside counsel) and other aspects of such proposal, and (ii) which has no financing condition.

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxes” (including, with correlative meaning, the term “Tax”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and including any obligations to indemnify or otherwise assume or succeed to the liability for Taxes of any other Person.

“Termination Date” shall have the meaning set forth in Section 8.01(b).

“Termination Fee” means $750,000 plus out of pocket expenses not to exceed $250,000 incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby, including all filing fees and other costs for legal, accounting, financial advisor advice and services and travel.

“U.S. Company Benefit Plan” means each Company Benefit Plan that is not a Foreign Company Benefit Plan.

“Voting Agreement” shall have the meaning set forth in the recitals.

Article II

THE MERGER

2.01                           The Merger.  Upon the terms and subject to the conditions herein, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company as the surviving corporation in the Merger (the “Surviving Corporation”), and the separate existence of the Merger Sub shall thereupon cease.  As a result of and immediately after the Merger, the Company will become a wholly owned subsidiary of Parent.

2.02                           Effective Time of the Merger.  The Merger shall become effective as set forth in the articles of merger duly filed with the Division of Corporations and Commercial Code of the State of Utah (the “Articles of Merger”).  The filing of the Articles of Merger shall be made as soon as practicable on the Closing Date.  As used in this Agreement, the term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Articles of Merger.  The Articles of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the Revised Act, and as mutually agreed by Parent and the Company.

2.03                           Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the Revised Act.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

2.04                           Closing.  Upon the terms and subject to the conditions set forth in Article VII and the termination rights set forth in Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P. in Austin, Texas at 10:00 A.M. Austin, Texas time on the first Business Day following the satisfaction or waiver (subject to Applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the “Closing Date”).

2.05                           Articles of Incorporation.  At the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law; provided, however, that the articles of incorporation of the Surviving Corporation may be amended in the Merger to provide that the Surviving Corporation shall have a name after the Merger other than Spartan Acquisition Corp., which name shall be determined by Parent.

2.06                           By-Laws.  At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.

2.07                           Directors and Officers.  The directors of Merger Sub shall, from and after the Effective Time, become the initial directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation.  The officers of Merger Sub shall, from and after the Effective Time, become the initial officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation.

2.08                           Actions of Parent as Sole Shareholder of Merger Sub.  Parent, as the holder of all the capital shares of Merger Sub, will, immediately upon execution of this Agreement, approve this Agreement and the transactions contemplated hereby and shall, as the sole shareholder of Merger Sub, adopt this Agreement.  Parent shall take all actions necessary to cause Merger Sub to take any actions necessary in order to consummate the Merger and the other transactions contemplated hereby to the extent required hereunder.

Article III

CONVERSION OF SECURITIES

3.01                           Effect on Capital Shares.  At the Effective Time, subject to the other provisions of Article III, each of the Company Common Shares issued and outstanding immediately prior to the Effective Time (except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(a)                                  Each of the Company Common Shares shall be converted into the right to receive $2.75 in cash (the “Per Share Cash Amount”).  Total consideration to be paid by Parent in the Merger (assuming there are no Dissenting Shares and assuming there is no adjustment pursuant to Section 3.09 and that all options are cancelled and cashed out in full) shall not exceed $21,950,864.  The Per Share Cash Amount shall be subject to adjustment pursuant to Section 3.09 hereof.

(b)                                 From and after the Effective Time, all of the Company Common Shares converted into the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any of the Company Common Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration.

(c)                                  At the Effective Time, all of the Company Common Shares that are owned by Parent, Merger Sub or the Company (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(d)                                 Each issued and outstanding common share, par value $0.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one fully paid and nonassessable common share, par value $0.01, of the Surviving Corporation.

3.02                           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, with respect to the Company Common Shares as to which the holder thereof has neither voted in favor of the Merger nor consented thereto in writing and who shall have delivered a written demand for payment of the fair value of such shares in the manner provided by the Revised Act and who, as of the Effective Time, shall not have effectively withdrawn or lost such right (each, a “Dissenting Share”), if any, such share will not be converted into, or represent the right to receive, the Merger Consideration.  Such holder shall be entitled to payment, solely from the Surviving Corporation, of the fair value of the Dissenting Shares held by such holder to the extent permitted by and in accordance with the provisions of section 1301 et. seq. of the Revised Act; provided, however, that (1) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the Revised Act, shall have effectively withdrawn his demand for payment of fair value of such Dissenting Shares or lost his right to payment for his shares of the Company Common Shares under section 1301 et. seq. of the Revised Act, (2) if any holder of Dissenting Shares shall have failed to establish his entitlement to payment of fair value as provided in section 1301 et. seq. of the Revised Act or (3) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the Revised Act, such holder or holders (as the case may be) shall forfeit the right to payment of fair value of such of the Company Common Shares and such Company Common Shares shall thereupon cease to constitute Dissenting Shares.  The Company shall give Parent prompt notice of any demands received by the Company for payment of fair value of shares or other dissenter’s notice of the Company Common Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

3.03                           Stock Options.  The Company shall (a) terminate the Company’s 1988 Stock Option Plan and the 1997 Share Incentive Plan (collectively, the “Company Stock Plans”), immediately prior to the Effective Time without prejudice to the rights of the holders of options (each, a “Company Stock Option”) awarded pursuant thereto, (b) on or following the date hereof grant no additional options under the Company Stock Plans, and (c) cause each Company Stock Option that is outstanding immediately prior to the consummation of the Merger to become fully vested and exercisable.  Prior to the Effective Time, the Company and Parent will take all actions reasonably necessary to provide that, upon the Effective Time, each outstanding Company Stock Option shall be cancelled automatically and at the Effective Time shall be converted into and constitute the right to receive cash in an amount (less any applicable withholding and without interest) equal to the product of (1) the total number of Company Common Shares subject to such holder’s Company Stock Option or Options immediately prior to the Effective Time and (2)

the excess, if any, of the Per Share Cash Amount over each specific exercise price per share of Company Common Shares subject to such Company Stock Option (each Company Stock Option with respect to which a payment is required to be made, an “Eligible Option”).  No payment of the Per Share Cash Amount with respect to an Eligible Option shall be made by the Disbursing Agent to the holder of such Eligible Option until receipt by the Disbursing Agent of an option cancellation agreement, in a form that is mutually acceptable to Parent and the Company and consistent with the provisions of this Agreement with respect to all Eligible Options owned by the holder of such Eligible Option.  The Per Share Cash Amount shall be subject to adjustment pursuant to Section 3.09 hereof.

3.04                           Surrender and Payment.

(a)                                  Appointment of Disbursing Agent.  At or prior to the Effective Time, Parent shall deposit with a qualified disbursing agent, who shall be designated by the Company after giving Parent notice of such disbursing agent at least ten Business Days before the Closing Date and after receiving the prior written consent of Parent to the designated disbursing agent (the “Disbursing Agent”), cash in an amount sufficient to allow the Disbursing Agent to make all payments that may be required pursuant to Section 3.04.  The Surviving Corporation shall be obligated to, from time to time, deposit with the Disbursing Agent any additional funds necessary to make all payments that may be required by Section 3.04.  Such funds shall be invested by the Disbursing Agent in short term investments in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or a combination thereof as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable pursuant to Section 3.04.  Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by the Parent.  Upon the first anniversary of the Effective Time, any such cash remaining in the possession of the Disbursing Agent (together with any earnings in respect thereof) shall be delivered to the Surviving Corporation and any holder of Certificates who has not theretofore exchanged such Certificates pursuant to this Article III shall thereafter be entitled to look exclusively to the Surviving Corporation, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Certificates pursuant to this Article III.  Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b)                                 Exchange Procedures.  Promptly after the Effective Time, but in no event later than ten Business Days thereafter, Parent shall cause the Disbursing Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Shares, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Disbursing Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the consideration to which such Person is entitled pursuant to Section 3.01.  Upon surrender to the Disbursing

Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor cash in the amount to which such holder is entitled pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be cancelled.  No interest will accrue or be paid with respect to any consideration to be delivered upon surrender of Certificates.

(c)                                  Transfer to Holder other than Existing Holder.  If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Disbursing Agent that such Tax has been paid or is not payable.

(d)                                 Transfers.  At or after the Effective Time, there shall be no transfers registered on the stock transfer books of the Surviving Corporation of Company Common Shares or Certificates that were outstanding immediately prior to the Effective Time.

(e)                                  Dissenting Shares.  Any portion of the Merger Consideration deposited with the Disbursing Agent pursuant to Section 3.04 to pay for the Company Common Shares for which dissenters’ rights shall have been perfected shall be returned to Parent, upon demand.

3.05                           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record holder claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such record holder of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate as contemplated by this Article III.

3.06                           Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of Tax law.  To the extent that amounts are so deducted or withheld by the Surviving Corporation or Parent, as the case may be, and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares or other Person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

3.07                           No Further Ownership Rights in the Company Common Shares.  All cash paid upon conversion of the Company Common Shares in accordance with the terms of this Article III

(including cash paid pursuant to Section 3.04) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares.

3.08                           Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

3.09                           Adjustment to Per Share Price.

(a)                                  The Company shall provide to Parent on the date of this Agreement a statement (the “Signing Date Statement”) that shall identify (i) by account the amount of cash and marketable securities of the Company, as determined in accordance with GAAP (with, for the avoidance of doubt, any cash and marketable securities that constitute “restricted cash” that secures certain secured obligations of the Company being treated as cash and marketable securities of the Company), as of the close of business on the Business Day immediately preceding the date of this Agreement (such amount being the “Cash at Signing Amount”) which Signing Date Statement includes supporting schedules setting out (A) checks written to accounts but not cleared as of that date, (B) deposits made to accounts but not collected as of that date, (C) a list of the Company’s accounts payable as of such date and (D) bank statements and records dated as of the date of the Signing Date Statement and (ii) the Company’s good faith estimate of the Company Costs.

(b)                                 Parent shall have full access to the Company’s bank records, cash ledgers and statements and all supporting documentation and shall have ten Business Days from the date of Parent’s receipt of the Signing Date Statement to notify the Company of any objections it may have to any item or items (“Disputed Items”) reflected in such statement related to the Cash at Signing Amount (an “Objection Notice”).  If (1) Parent does not deliver an Objection Notice within such ten day objection period, (2) Parent acknowledges that the Signing Date Statement is accurate or (3) Parent and the Company enter into an agreement amending the Signing Date Statement, then from and after such time such Signing Date Statement or such amended Signing Date Statement shall be final, binding and conclusive on all parties.  If Parent delivers an Objection Notice and Parent and the Company are not able to resolve one or more Disputed Items, then the Disputed Item shall be resolved in accordance with Section 3.09(c) below.  Any resolution of Disputed Items pursuant to Section 3.09(c) shall be final, binding and conclusive on each party to this Agreement.

(c)                                  If Parent and the Company shall be unable to resolve any Disputed Items within five Business Days after delivery of an Objection Notice from Parent to the Company, then Wisan Smith Racker & Prescott LLP (the “Arbitrator”) shall be appointed to resolve the disagreement.  Within five Business Days of such appointment Parent and the Company shall present their positions with respect to the Disputed Item(s) to the Arbitrator, together with such other materials as the Arbitrator deems appropriate.  The Arbitrator shall, after the submission of the evidentiary materials, deliver its written decision on each Disputed Item and a resulting Signing Date Statement to Parent and the Company within ten Business Days of the appointment of the Arbitrator.  The determination of the Arbitrator with respect to any Disputed Item and the Signing Date Statement as delivered by the Arbitrator shall be final, binding and conclusive on each party to this Agreement.  The Company and Parent agree that the cost of the Arbitrator shall be borne one-half by each of them.

(d)                                 On or prior to the tenth Business Day prior to the date referred to in the last sentence of Section 3.09(g), the Company shall deliver to Parent a complete and accurate statement (the “Company Cost Statement”) setting out the total amount paid or owed or to be owed by the Company on account of Company Costs, subject to adjustment as set forth in Section 6.04 (such amount, as so adjusted, being the “Company Actual Expense Amount”); provided, however, that the Company Cost Statement and the Company Actual Expense Amount may be updated based on unanticipated developments subsequent to the original delivery thereof and the parties agree that if such definitive Company Cost Statement cannot be agreed upon to the reasonable satisfaction of the parties in the exercise of each party’s reasonable commercial diligence and in accordance with this Section 3.09(d) within the time frame specified by 3.09(g), then the Company Shareholders Meeting shall be adjourned by the Company (unless the Company, in the exercise of reasonable discretion and after consultation with Parent, determines that the resulting or, if not yet resolved in accordance herewith, potential additional adjustment to the Per Share Cash Amount would not require additional disclosure to the Company’s Shareholders) to the earliest later date as will result in compliance with the last sentence of Section 3.09(g) hereof.  The Company shall also provide Parent with all records, documents, and any other information that Parent may reasonably request, including, for the avoidance of doubt, access to any third party to whom Company Costs are paid or owed or to be owed for the purpose of verifying the accuracy of the Company Cost Statement.  In addition, the Company shall instruct all such third parties to provide all information requested by Parent pursuant to this Section 3.09(d) so that the Parent can verify the accuracy of the Company Cost Statement.

(e)                                  If the Cash at Signing Amount is less than $7,800,000, then the amount of such deficit shall be the “Cash Shortfall Amount”.  If there is not a deficit, then the Cash Shortfall Amount shall be $0.

(f)                                    If the Company Actual Expense Amount is greater than the Company Cost Amount, then such amount shall be the “Expense Excess Amount.”  If the Expense Excess Amount would be less than $0, then the Expense Excess Amount shall be $0.

(g)                                 If the Cash Shortfall Amount is greater than $0 or if the Expense Excess Amount is greater than $0, then, as stated in Sections 3.01 and 3.03 above, the Per Share Cash Amount shall be adjusted to an amount equal to:  (x) $2.75 minus (y) the quotient obtained by dividing (A) the sum of (i) the Cash Shortfall Amount plus (ii) the Expense Excess Amount by (B) the sum of the (i) number of Company Common Shares plus (ii)

the number of Company Common Shares that would be issuable upon the exercise of Eligible Options, after giving effect to any reduction in the number of Eligible Options on account of the reduction in the Per Share Cash Amount that would result from the application of this Section 3.09.  The resulting adjusted Per Share Cash Amount shall be rounded to the nearest cent ($.01).  The adjusted Per Share Cash Amount shall be established five (5) Business Days prior to the Company Shareholder Meeting.

Article IV

REPRESENTATIONS AND WARRANTIES

4.01                           Representations and Warranties of the Company.  Except as disclosed in the Company Disclosure Letter (subject to the last sentence of Section 9.03(a)), the Company hereby represents and warrants to Parent as follows:

(a)                                  Corporate Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.  The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.  True and complete copies of the Articles of Incorporation and Company By-Laws, as amended, of the Company, as in effect as of the date of this Agreement, have previously been provided by the Company to Parent.  Except as set out on Section 4.01(a) of the Company Disclosure Letter, the Company has no Subsidiary and does not own any shares of capital stock or other securities or have any right or obligation to acquire the capital stock or other securities of any other Person.

(b)                                 Capitalization.

(1)                                  The authorized capital shares of the Company consists of (A) 100,000,000 Company Common Shares, of which, as of the date hereof, 7,683,856 shares were issued and outstanding and no shares were held in treasury and (B) 10,000,000 Company Preferred Shares, of which no shares are issued and outstanding.  From June 30, 2006 to the date of this Agreement, none of the Company Capital Shares have been issued except pursuant to the Company Stock Plans.  All issued and outstanding Company Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, except pursuant to the terms of the Company Stock Options, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any of the Company Capital

Shares or any other equity securities of the Company or any securities of the Company representing the right to purchase or otherwise receive any of the Company Capital Shares.  As of the date hereof, no Company Capital Shares were reserved for issuance.  As of the date hereof, the Company Stock Options represent the right to acquire 1,190,097 Company Common Shares.  Other than pursuant to such Company Stock Options, as of the date hereof, none of the Company Common Shares is issuable in connection with outstanding awards under the Company Stock Plans or other compensatory arrangements.  Since June 30, 2006, no Company Common Shares have been issued except in connection with the exercise of Company Stock Options.  There are not as of the date of this Agreement and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any of the Company Capital Shares.  To the Company’s Knowledge (such Knowledge being the Knowledge of the Company as of the date of this Agreement), except for the Voting Agreement no shareholder is, as of the date of this Agreement, a party to or holds Company Common Shares bound by or subject to any voting agreement, voting trust, proxy or similar arrangement.

(2)                                  Except as set out on Section 4.01(b)(2) of the Company Disclosure Letter, the Company has no subsidiaries and does not own, directly or indirectly, any capital shares, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity and the Company has no options, warrants or obligations to acquire any such shares or interest.

(c)                                  Authority.

(1)                                  The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  At a meeting of the Board of Directors duly called and held, the Board of Directors of the Company, has by unanimous vote of those directors present (A) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company Shareholders, (B) approved the execution and delivery of this Agreement and (C) recommended that this Agreement be adopted by the holders of the Company Common Shares and (D) directed that this Agreement be submitted to the Company shareholders at a meeting of the Company shareholders for the purpose of adopting this Agreement (the “Company Shareholders Meeting”).  Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Company Common Shares at a properly convened meeting of shareholders at which a quorum is present (the “Company Shareholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  Each director of the Company who has a right to vote any Company Common Shares has represented to the Company his or her present intention to vote such Company Common Shares in favor of the Merger, this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(2)                                  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (A) violate or breach any provision of the Articles of Incorporation or Company By-Laws or (B) assuming that the consents, approvals, authorizations, exemptions, filings and registrations referred to in Section 4.01(d) are duly obtained and made, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of the Company under, any of the terms, conditions or provisions of any Company Contract, except in the case of clause (B) above, for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(d)                                 Consents and Approvals.

(1)                                  Except for (A)  compliance by the Company with any applicable requirements under any Regulatory Law, set forth in Section 4.01(d)(1) of the Company Disclosure Letter, (B) the filing with the SEC of a proxy statement relating to the matters to be submitted to the Company shareholders at the Company Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”), (C) the filing of the Articles of Merger pursuant to the Revised Act, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the Amex, (E)  the consents and approvals listed on Section 4.01(d)(1) of the Company Disclosure Letter and (F) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with either the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement.

(2)                                  Other than as referred to in Section 4.01(d)(2) of the Company Disclosure Letter (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(3)                                  Except as set out on Section 4.01(d)(3) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company pursuant to, any Significant Contract, or (B) any change in the rights or obligations of any party under any Significant Contract binding upon the Company or any of its properties except for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(e)                                  Financial Reports and SEC Documents.

(1)                                  The Company 2006 10-K, the December 10-Q and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company subsequent to June 30, 2006 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed (except that no representation or warranty is made by the Company with respect to information supplied by Parent for inclusion in the Proxy Statement), with the SEC (collectively, the “Company SEC Documents”), (x) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (y) as of their respective filing dates (except as amended or supplemented prior to the date of this Agreement), (A) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and (B) each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity to which it relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(2)                                  The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its accountants, except for any non-exclusive ownership and non-direct control that would not have a Material Adverse Effect on the system of internal accounting controls described in the following sentence.  The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company; (3) access to such assets is permitted only in accordance with management’s authorization; and (4)  the reporting of such assets is compared with existing assets at regular intervals.  The Company (1) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity is made known to the officers by others within the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents, and (2) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies in the design or operation of internal controls which reasonably could or would adversely affect in any material respect its ability to record, process, summarize and report financial data and has disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(3)                                  Since June 30, 2006, through the date hereof, (x) none of the Company, its Chief Executive Officer, its Chief Financial Officer or any member of the Audit Committee, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, from any source regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors, its audit committee or Chief Executive Officer of the Company.

(4)                                  The Company is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that are applicable to the Company, except where such non-compliance would not have a Material Adverse Effect on the Company.  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to Company SEC Documents.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)                                    Absence of Undisclosed Liabilities.  The Company did not have at June 30, 2006, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except, as disclosed in Section 4.01(f) of the Company Disclosure Letter, (1) liabilities and obligations (whether absolute, accrued, contingent or otherwise) that (A) are accrued or reserved against in the financial statements in the Company 2006 10-K or reflected in the notes thereto or (B) were incurred in the ordinary course of business consistent with past practice, (2) liabilities and obligations (whether absolute, accrued, contingent or otherwise) that (A) would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or (B) have been discharged or paid in full prior to the date hereof, and (3) liabilities and obligations (whether absolute, accrued, contingent or otherwise) which are not required to be reflected in the Company’s financial statements prepared in accordance with GAAP consistently applied.

(g)                                 Absence of Certain Changes or Events.  Since June 30, 2006, the Company has conducted its business only in the ordinary course, and since such date there has not been:

(1)                                  except as set out on Section 4.01(g)(1) of the Company Disclosure Letter, any event, change, effect or development that, individually or in the aggregate, has had a Material Adverse Effect on the Company;

(2)                                  prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any Company Capital Shares or any repurchase for value by the Company of any Company Capital Shares;

(3)                                  prior to the date of this Agreement, any split, combination or reclassification of any Company Capital Shares or any issuance (other than the pursuant to the exercise of Company Stock Options) or the authorization of any issuance (other than in connection with the issuance of Company Stock Options, which are disclosed in Section 4.01(g)(3) of the Company Disclosure Letter) of any other securities in respect of, in lieu of or in substitution for shares of the Company Capital Shares;

(4)                                  prior to the date of this Agreement, except as set forth in Section 4.01(g)(4) of the Company Disclosure Letter, (A) any granting by the Company to any director or executive officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the Company SEC Documents, (B) any granting by the Company to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements included in the Company SEC Documents, or (C) any entry by the Company into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer; or

(5)                                  prior to the date of this Agreement, any change in financial accounting methods, principles or practices by the Company materially affecting the assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP, provided that any such change required by GAAP is specifically identified in Section 4.01(g)(5) of the Company Disclosure Letter.

(h)                                 Legal Proceedings.  Except as set forth in Section 4.01(h)(1) of the Company Disclosure Letter, there is no suit, action or proceeding pending or, to the Company’s Knowledge, threatened in writing since January 1, 2002, against the Company that has not been fully and finally adjudicated, settled and/or resolved that would have, individually or in the aggregate, a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having any such effect.  The Company is not currently the subject of any investigation, inquiry or proceeding by any Governmental Entity the result of which would have a Material Adverse Effect on the Company, except for regular audits of submissions and other regular regulatory audits and reviews of the Company by the FDA and similar state regulatory agencies in the ordinary course.  To the Knowledge of the Company, there are no grounds for any investigation of, or inquiry or proceeding against the Company by any Governmental Entity the result of which would have a Material Adverse Effect on the Company.  No written notice of any exclusion, sanction, or violation, asserted deficiency, or other irregularity has been received by the Company or any of its officers or managing employees from any Governmental Entity (or any Governmental Entity’s designated agent or agents) that would result in or, would reasonably be expected to result in sanctions, fines or penalties monetary or non-monetary being imposed against the Company that would have a Material Adverse Effect on the Company.  Section 4.01(h)(2) of the Company Disclosure Schedule Letter contains a list of all pending litigation against the Company as of the date of this Agreement.

(i)                                     Compliance with Applicable Law.  To the Knowledge of the Company, it (A) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business (“Licenses”) as it is and has been conducted, and have complied in all respects with and are not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline and (B) it is in compliance and has been in compliance with all applicable laws, statutes, orders, rules and regulations of any Governmental Entity relating to it and its properties (“Applicable Law”), except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

(j)                                     Environmental Matters.  Except for matters that individually or in the aggregate would not have a Material Adverse Effect on the Company, (1) the Company is and, for the last five years, has been in compliance with all applicable Environmental Laws and has obtained all Environmental Permits necessary for its operations as currently conducted; (2) there have been no Releases of any Hazardous Materials that are reasonably likely to give rise to any Environmental Liabilities against the Company; (3) there are no Environmental Liabilities pending or, to the Knowledge of the Company, threatened in writing against the Company; (4) the Company is not subject to any agreement, order, judgment or decree, including settlements, by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law; and (5) the Company has not retained or assumed, either contractually or by operation of law, any liability or obligation that would reasonably be expected to have formed the basis of any environmental Claim against the Company.  To the Knowledge of the Company, there are no Hazardous Materials present in or on, under or related to or emanating or migrating from any of the properties owned or operated by the Company in concentrations that are reasonably likely to give rise to an obligation to conduct a Remedial Action pursuant to Environmental Laws.  The Company has provided to Parent copies of all documents, reports and correspondence in its possession that reflect any pending or threatened in writing regarding Environmental Liabilities that would result in or reasonably be expected to result in Claims against the Company in excess of $25,000 for any individual Claim or $50,000 in the aggregate.

(k)                                  Employee Benefit Plans; Labor Matters.

(1)                                  With respect to each U.S. Company Benefit Plan, the Company has provided to Parent a correct and complete copy of each writing constituting such U.S. Company Benefit Plan.  Section 4.01(k)(1) of the Company Disclosure Letter sets out a list of all U.S. Company Benefit Plans.  In addition, the Company has delivered to Parent, as to each U.S. Company Benefit Plan, a complete and accurate copy of (a) each plan, agreement or arrangement listed, (b) the trust, group annuity contract or other document which provides the funding for the plan, agreement or arrangement, (c) the most recent annual Form 5500, 990 and 1041 reports, (d) the most recent actuarial report or valuation statement, (e) the most current summary plan description, booklet, or other descriptive written materials, and each summary of material modifications prepared after the last summary plan description, (f) all other correspondence from the IRS or the Department of Labor received which relates to one or more of the U.S. Company Benefit Plans.  The Internal Revenue Service has issued a favorable determination letter with respect to each U.S. Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, or the remedial amendment period for submitting such U.S. Company

Benefit Plan to the Internal Revenue Service has not expired, and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that would or would reasonably be expected to result in the revocation of such favorable determination letter.

(2)                                  With respect to each Company pay plan, policy or practice addressing separation or severance pay or benefits, the Company has provided to Parent all information and documentation addressing, supporting or constituting such plan, policy or practice.

(3)                                  (A) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each of the U.S. Company Benefit Plans has been operated and administered in all respects in accordance with its terms and Applicable Law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) has had the appropriate Form 5500 filed, timely, for each year of its existence; (C) has not engaged in any transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code unless exempt under Section 408 of ERISA or Section 4975 of the Code, as applicable; (D) has at all times complied with the bonding requirements of Section 412 of ERISA; and (E) except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there have been no audits, investigations, claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations or examinations pending or threatened of or against any of the U.S. Company Benefit Plans, and, to the Knowledge of the Company, no set of circumstances exists that would or would reasonably be expected to give rise to a claim or lawsuit, against the U.S. Company Benefit Plans, any fiduciaries thereof with respect to their duties to the U.S. Company Benefit Plans or the assets of any of the trusts under any of the U.S. Company Benefit Plans that would reasonably be expected to result in any liability of the Company or any of its ERISA Affiliates to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any U.S. Company Benefit Plan, any participant in a U.S. Company Benefit Plan, or any other party.

(4)                                  There do not now exist, and to the Knowledge of the Company, there are no existing circumstances that would reasonably be expected to result in, any liabilities under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than for payments of premium contributions in the ordinary course to the PBGC) that, individually or in the aggregate, would have a Material Adverse Effect on the Company.  Except as set out on Section 4.01(k)(4) of the Company Disclosure Letter, the Company does not provide retiree health or life insurance coverage under any of its U.S. Company Benefit Plans.

(5)                                  As of the date of this Agreement, neither the Company nor any of its ERISA Affiliates is not is a party to any collective bargaining or other labor union contract applicable to individuals employed by the Company or any of its ERISA Affiliates, and no such collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its ERISA Affiliates.

There has been no “reportable event” (as defined in Section 4043(b) of ERISA and the regulations under that Section) with respect to any employee pension benefit plan subject to Title IV of ERISA.  Neither the Company nor any of its ERISA Affiliates has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the date of the Closing to any employee pension benefit plan subject to Section 4064(a) of ERISA to which the Company or any of its ERISA Affiliates made contributions at any time during the six years prior to the date of Closing.  Neither the Company nor any of its ERISA Affiliates is a party to any multiemployer pension plan and has not made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA.  Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (A) there is no labor dispute, strike, slowdown or work stoppage against the Company pending or threatened against the Company, (B) no unfair labor practice or labor charge or complaint is pending or threatened in writing, with respect to the Company or any of its ERISA Affiliates, and (C) to the Knowledge of the Company and its ERISA Affiliates, the Company and its Affiliates are in compliance with all Applicable Law relating to employment, employment practices, wages, hours, terms and conditions or employment, employment discrimination, disability rights, workers’ compensation, employee leaves, occupational safety and health and the collection and payment of employment taxes.  Except as set forth on Section 4.01(k)(5) of the Company Disclosure Letter, since December 31, 2003, the Company has not been subject to any claims, actions, charges of discrimination, investigations or audits regarding its employment practices.

(6)                                  Neither the Company nor any ERISA Affiliate of the Company has any liability, contingent or otherwise, with respect to a multiemployer plan (as defined in Section 3(37) of ERISA).

(7)                                  Except as set out on Section 4.01(k)(7) of the Company Disclosure Letter, no U.S. Company Benefit Plan provides medical, surgical, hospitalization, pharmaceutical, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company or any ERISA Affiliate of the Company, for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Section 4980 of the Code or similar State law, and no commitments have been made to provide such coverage.

(8)                                  All accrued obligations of the Company and its ERISA Affiliates, whether arising by operation of law, contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under U.S. Company Benefit Plans, have been paid or adequate accruals for such obligations as such existed on December 31, 2006 are reflected on the Company December 10-Q.

(9)                                  Section 4.01(k)(9) of the Company Disclosure Letter sets forth an accurate and complete list of each U.S. Company Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby would or would reasonably be expected to (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its ERISA Affiliates, or would limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any U.S. Company Benefit Plan or related trust or any material employment agreement or related trust.  No amount paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l)                                     Taxes.  The Company (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) by the Closing Date all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are required to be paid or that the Company is obligated to withhold and pay from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith (whether or not shown on any Tax Return) and for which adequate reserves have been established on the books of the Company in accordance with GAAP; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than those that have been fully and finally resolved; and (iv) has properly accrued, and the unpaid Taxes do not exceed the reserve for Taxes reflected in the financial statements, for all Tax liabilities related to Tax Returns filed by or with respect to the Company. As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. Except as set out on Section 4.01(l) of the Company Disclosure Letter, no written notification from a Governmental Entity in a jurisdiction where the Company does not file Tax Returns has been delivered to the Company which notification indicates that the Company may be subject to taxation by that jurisdiction.  No power of attorney granted by the Company with respect to any Tax is currently in force.  The Company has withheld or collected and paid over to the appropriate Governmental Entity all Taxes required to be withheld or collected, including withholding of Taxes pursuant to Section 1441 and 1442 of the Code or similar provisions under any foreign laws.  There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s Tax liability that would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has provided to the Parent true and correct copies of the United States federal income Tax Returns filed by the Company for each of the fiscal years ended June 30, 2006, 2005, and 2004.  No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger.  The Company has not participated in any reportable transactions within the meaning of Treasury

Regulations Section 1.6011-4. The Company has not been a member of a consolidated group of companies for tax purposes. The Company is not a party to, or otherwise bound by or subject to (whether as a transferee, successor or otherwise) (i) any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity or (ii) any tax sharing, allocation or indemnity obligation in favor of any third party.  The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Except for those restricted shares granted to officers and employees, none of the outstanding capital shares of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(m)                               Contracts.

(1)                                  As of the date of this Agreement, except as set forth in Section 4.01(m)(1) of the Company Disclosure Letter, the Company is not a party to or bound by:

(A)                              any lease, rental or occupancy agreement, license, installment or conditional sale agreement affecting real or personal property providing for annual payments of $25,000 or more;
(B)                                any Contract, excluding current accounts payable and accounts receivable arising in the ordinary course of business, not terminable without penalty on 60 days or less notice that requires future aggregate payments to or from the Company of more than $25,000;
(C)                                any partnership, joint venture, joint development or marketing or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or of any other joint arrangement material to the Company or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $25,000 or $100,000 in the aggregate without regard to percentage voting or economic interest;
(D)                               any Contract relating to (x) indebtedness for borrowed money or (y) the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000;
(E)                                 any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, which has not been filed as required;

(F)                                 any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or, after the Effective Time, Parent or its Subsidiaries, or (III) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company;
(G)                                any Contract to which the Company is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;
(H)                               any Contract between the Company and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Company Common Shares;
(I)                                    any Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $25,000 except for purchases and sales of inventory in the ordinary course of business; and
(J)                                   any license agreement with respect to license to the Company of Intellectual Property providing for the payment of royalties in any year in excess of $25,000 (excluding licenses by the Company of any “off the shelf” software products).

(2)                                  The Company has provided to Parent a complete and accurate copy of each Contract required to be listed in Section 4.01(m)(1) of the Company Disclosure Letter (each such Contract, other than Contracts described in Section 4.01(m)(1)(D)(y), a “Significant Contract”).  Except as set out on Section 4.01(m)(2) of the Company Disclosure Letter, each Significant Contract is a valid and binding agreement of the Company,  each Significant Contract is in full force and effect, the Company is not in material breach of any Significant Contract and to the Knowledge of the Company, with respect to each Significant Contract, no event has occurred which, with notice, lapse of time or both, would constitute or result in such a material breach.

(3)                                  Except as set out on Section 4.01(m)(3) of the Company Disclosure Letter, the Company is not a party to any Government Contract.

(n)                                 Compliance with Healthcare and Other Laws; Licenses.

(1)                                  Except as would not have a Material Adverse Effect on the Company, (x) no investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Company, threatened and

(y) no Governmental Entity has notified the Company of, or indicated to the Company its intention to conduct an investigation or review of the Company.  To the Knowledge of the Company, no material change is required in the Company’s processes, properties or procedures in connection with any Applicable Law except for any such changes as would not have a Material Adverse Effect on the Company.  No written notice has been received by the Company or its officers or managing employees with respect to any threatened, pending or possible termination, revocation, suspension or limitation of any License, where such termination, revocation, suspension or limitation would have a Material Adverse Effect on the Company.  To the Knowledge of the Company, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any License, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any License, except to the extent such violation, failure to comply, revocation, withdrawal, suspension, cancellation, termination or modification would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  As of the date of this Agreement, Section 4.01(n)(1) of the Company Disclosure Letter contains a list of all material Licenses.  All applications required to be filed for the renewal of any License of the Company referred to in Section 4.01(i) have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Governmental Entity have been duly made on a timely basis, except where the failure to file on a timely basis would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(2)                                  Except as would both not have a Material Adverse Effect on the Company and not result in material criminal penalties and/or fines being imposed on the Company, neither the Company, nor any of its officers, directors, or managing employees in connection with their employment, has, to the Knowledge of the Company, engaged in any activity involving a violation of Applicable Law of any Governmental Entity having jurisdiction over the Company and its operations, including insurance Laws, the Department of Health and Human Services, the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration), state licensure authorities, and state Medicaid programs or civil fraud law or authority, including the federal Medicare and Medicaid Statutes, (including 42 U.S.C. §§ 1395, 1320a-7, 1320a-7(a) and 1320a-7(b)), or the regulations promulgated pursuant to such Laws.

(3)                                  Except as would not have a Material Adverse Effect on the Company, to the Knowledge of the Company it is in compliance with the requirements of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 201 et seq., and its implementing regulations, 21 C.F.R. § 1 et seq., and with applicable guidances, standards or policies issued by the FDA, including without limitation: (i) FDA requirements for premarket notification and/or premarket approval prior to introduction of devices into commerce; (ii) FDA requirements for Quality

System Regulation for manufacture of medical devices; and (iii) FDA requirements for advertising, labeling and promotion of medical devices.

(4)                                  Except as set forth in Section 4.01(n)(4) of the Company Disclosure Letter, to the Knowledge of the Company, there are no outstanding responses to inspections by the FDA, responses to Warning Letters from the FDA, product recalls, corrections or market withdrawals that remain to be addressed by the Company.

(5)                                  Except as set out on Section 4.01(n)(5) of the Company Disclosure Letter, the Company does not do business with (i) any Governmental Entity payor or (ii) any third party payor (e.g., a health insurer, HMO, PPO and the like).

(6)                                  Neither the Company nor its employees has been excluded or debarred from any federal healthcare program or other government procurement program authorized, administered or regulated by any Governmental Entity by any Applicable Law or orders of any Governmental Entity, and no formal action to exclude or debar the Company from any such healthcare program or government procurement program is pending or, to the Knowledge of the Company, threatened in writing since January 1, 2005.

(7)                                  Set forth in Section 4.01(n)(7) to the Company Disclosure Letter is a correct and complete list as of the date hereof of all permits, licenses, and approvals that are required under the Applicable Law of the FDA for the operation of the business of the Company the failure of which to obtain would have a Material Adverse Effect on the Company (collectively, the “FDA Permits”).  Except as would not have a Material Adverse Effect on the Company, the Company has all requisite FDA Permits and such FDA Permits are (A) valid and in full force and effect, (B) have not been reversed, stayed, set aside, annulled, or suspended and (C) are not subject to any conditions or requirements that are not generally imposed on the holders thereof.

(8)                                  Except as would not have a Material Adverse Effect on the Company (A) the Company has received all investigational exemptions from the FDA (including investigational device exemptions and investigational new drug exemptions) for all products requiring such exemptions and (B) such products are being used by the Company in clinical investigations, trials, studies and otherwise in accordance with the terms of the applicable exemption and such products have not been and are not being sold or distributed outside the terms of such exemptions.

(9)                                  Set forth on Section 4.01(n)(9) of the Company Disclosure Letter is a correct and complete list as of the Closing Date of all licenses, permits, authorizations, consents, clearances, and other approvals (collectively, “State Healthcare Permits”) that are required for the operation of the business of the Company under the Laws of each State in which the Company transacts business, the failure of which to obtain would have a Material Adverse Effect.  Except as would not have a Material Adverse Effect, the Company has all requisite State HealthCare Permits and such State Healthcare Permits (A) are valid and in full force and effect, (B) have not been reversed, stayed, set aside, annulled or suspended, and (C) are not subject to any conditions or requirements that are not generally imposed on the holders thereof.

(10)                            The Company is not a “covered entity” as defined in the Privacy Regulations (45 CFR 160.103) promulgated pursuant to HIPAA.

(o)                                 Intellectual Property.

(1)                                  Except as set out on Section 4.01(o)(1) of the Company Disclosure Letter, the Company has good title to or other sufficient rights to use pursuant to license, sublicense or other agreement, all Intellectual Property used in its business that it owns or purports to own or that it licenses or purports to license, all of which rights shall survive unchanged the consummation of the Merger, except as would not have a Material Adverse Effect on the Company.

(2)                                  Section 4.01(o)(2) of the Company Disclosure Letter contains a list of all Registered Intellectual Property owned by the Company as of the date of this Agreement.

(3)                                  No person or entity other than the Company has any legal or equitable right or interest in any of the Registered Intellectual Property listed in Section 4.01(o)(2) of the Company Disclosure Letter, subject to the licenses granted by the Company with respect thereto, all of which licenses are disclosed in Part A of Section 4.01(o)(6) of the Company Disclosure Letter.

(4)                                  Section 4.01(o)(4) of the Company Disclosure Letter contains a list of all patent or patent applications owned by or licensed to the Company that, as of the date of this Agreement, read on any of the Company’s current or currently contemplated products or the manufacture or use thereof and the product(s) upon which each such patent or patent application reads.

(5)                                  All license, sublicense, and other agreements that convey to the Company any rights to use any Intellectual Property Rights material to its business are listed in Section 4.01(o)(5) of the Company Disclosure Letter (other than licenses for “off the shelf” software products).  Except as would not have a Material Adverse Effect on the Company, (a) the Company is in compliance with all of the terms of all agreements listed in Part A of Section 4.01(o)(5) of the Company Disclosure Letter and (b) all rights and obligations of the Company under such agreements are valid and subsisting.  The agreements listed in Part B of Section 4.01(o)(5) of the Company Disclosure Letter are the only agreements listed on the list of agreements set out on Part A of Section 4.01(o)(5) of the Company Disclosure Letter that would require notice of and/or consent from any third party on account of the execution and delivery of this Agreement and the consummation of the transactions, including the Merger, contemplated by this Agreement.

(6)                                  All license, sublicense, and other agreements that convey any rights to use any Intellectual Property from the Company to any other third party are listed in Part A of Section 4.01(o)(6) of the Company Disclosure Letter. Except as would not have a Material Adverse Effect on the Company, (a) the Company is in compliance with all of the terms of all agreements listed in Part A of Section 4.01(o)(6) of the Company Disclosure Letter and (b) all rights and obligations of the Company under such agreements are valid and subsisting.  The agreements listed in Part B of Section 4.01(o)(6) of the Company Disclosure Letter are the only agreements listed on the list of agreements set out on Part A of Section 4.01(o)(6) of the Company Disclosure Letter that would require notice of and/or consent from any third party on account of the execution and delivery of this Agreement and the consummation of the transactions, including the Merger, contemplated by this Agreement.

(7)                                  Except as set out in Section 4.01(o)(7) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened Claims, disputes, litigation or proceedings challenging the Company’s right, title or interest in, or use of, the Intellectual Property owned by the Company existing as of the date of this Agreement.

(8)                                  Except as set out in Section 4.01(o)(8) of the Company Disclosure Letter, to the Knowledge of the Company (a) it is not infringing or misappropriating any Intellectual Property Rights of any third party, and (b) none of the Registered Intellectual Property owned by the Company listed in Section 4.01(o)(4) of the Company Disclosure Letter is based on or is a result of any infringement or misappropriation of Intellectual Property Rights of any third party.

(9)                                  Except as set out in Section 4.01(o)(9) of the Company Disclosure Letter, there are no pending claims which allege and, to the Knowledge of the Company, there are no facts which indicate, that the manufacture, sale, marketing or use of any of the Company’s current or currently contemplated products infringe the Intellectual Property Rights of any third party.

(10)                            Except as set out in Section 4.01(o)(10), none of the Registered Intellectual Property owned by the Company has been misused by it, and, to the Knowledge of the Company, no claim by any third party contesting the validity or enforceability of any of the Registered Intellectual Property owned by the Company has been made and is currently (a) outstanding or (b) threatened.

(11)                            Except as set out in Section 4.01(o)(11) of the Company Disclosure Letter, the Company has not sought or received a written legal opinion with respect to the validity, scope or potential infringement or misappropriation of any Intellectual Property of any third party.

(12)                            Except as set out in Section 4.01(o)(12) of the Company Disclosure Letter, to the Knowledge of the Company (a) no third party is potentially infringing or misappropriating any the Registered Intellectual Property owned by the Company listed in Section 4.01(o)(4) of the Company Disclosure Letter, except as would not have a Material Adverse Effect on the Company, and (b) there are no pending or threatened claims, disputes, litigation or proceedings which allege that any third party is infringing or misappropriating any Registered Intellectual Property owned by the Company.

(13)                            To the Knowledge of the Company as of the date of this Agreement, there is not any prior art or other information material to patentability of any claim in the patents and patent applications listed in Section 4.01(o)(4) of the Company Disclosure Letter, other than prior art or other information already disclosed in the prosecution of the respective patents or applications.  Further, to the Knowledge of the Company, there are no other facts which would reasonably be expected to materially adversely effect under Applicable Law the patentability, validity, or enforceability of any claim of any patent or patent application listed in Section 4.01(o)(4) of the Company Disclosure Letter.

(14)                            Except as set out in Section 4.01(o)(14), none of the Registered Intellectual Property owned by the Company is subject to any outstanding order, judgment, decree or agreement materially adversely affecting the Company’s use thereof or its rights thereto.

(p)                                 Title to Properties.

(1)                                  The Company has good and indefeasible title to, or valid leasehold interests in, all of the assets and properties purported to be owned or leased by it in the Company SEC Documents, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice and except for (A) defects in title set forth on Section 4.01(p)(1) of the Company Disclosure Letter and (B) such imperfections of title, easements, rights of way and similar encumbrances, or other matters and defects in title as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens, other than (w) those set forth in the Company SEC Documents, (y) Liens set forth in Section 4.01(p)(1) of the Company Disclosure Letter, and (z) Liens for current Taxes not yet due and payable.

(2)                                  Except as would not have a Material Adverse Effect on the Company, the Company (A) enjoys peaceful and undisturbed possession under all of its leases, (B) has not received and notice that an event has occurred or a condition exists which constitutes, with the giving of notice, the passage of time or both, an event of default under any such lease, or that a breach or violation of any Governmental Law applicable to the ownership, use, operation or maintenance of any of the assets and properties (whether owned or leased by the Company) has occurred, or a breach or violation of any covenant, condition or restriction applicable to any of said assets or properties (whether owned or leased by the Company) or the Company’s ownership, use, operation or maintenance thereof has occurred, (C) has not received any notice that there is any pending or threatened condemnation or similar proceeding existing which affect the assets or properties of the Company, or any part thereof and whether owned or leased by the Company, nor that any such proceeding, to the Company’s knowledge, is contemplated by any Governmental Entity or any Person entitled to seek enforcement of any of said covenants, conditions or restrictions, (D) has not received any notice of any pending or threatened proceeding by any Governmental Entity which would limit or result in a change to the zoning or any other land use entitlements or regulation of the real property owned or leased by Company, and (E) has not entered into or become bound by any agreements or commitments obligating it for brokerage commissions, either past, present or future, that are due or will be due subsequent to Closing from the Company relating to the current and any extension terms of any lease of real property to which it is a party.

(3)                                  Except as would not have a Material Adverse Effect on the Company, (A) all water, sewer, gas, electricity, telephone and other utilities required for the use, occupancy, operation and maintenance of the assets and properties of Company are connected thereto and in service, are adequate to service the normal operation thereof, are supplied directly to said assets and properties by facilities of public utilities and the cost of installation and connection of such utilities has been fully paid, (B) all public utilities required for the operation of the assets and properties of Company enter said properties through lands as to which valid public or private easements exist that will inure to the benefit of the Surviving Corporation, and (C) the assets, properties, plant and equipment of the Company are in good working order and repair, ordinary wear and tear excepted, and, to the Knowledge of the Company, are free from material defects therein; have not been the subject of any program of deferred maintenance or upgrading and have been maintained and upgraded in the manner and to the extent that any manufacturer of any of said plant or equipment (or any parts thereof) has recommended such maintenance or upgrading.

(q)                                 Insurance.  Section 4.01(q) of the Company Disclosure Letter contains a list of all material fire and casualty, general liability, business interruption, directors’ and officers’ product liability, and sprinkler and water damage insurance policies (“Insurance Policies”) maintained by the Company.  As of the date of this Agreement, each such Insurance Policy is in full force and effect and all premiums due with respect to all such Insurance Policies have been paid.

(r)                                    State Takeover Statutes.  The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including the Revised Act, shall apply to the Merger or any of the other transactions contemplated hereby.  The Company has taken such action with respect to any other anti-takeover provisions in the Articles of

Incorporation or the Company By-Laws to the extent necessary to consummate the Merger on the terms set forth in this Agreement and to the extent necessary to ensure that the Voting Agreement is enforceable.

(s)                                  Opinion of Financial Advisor.  The Company has received the opinion of Seven Hills Partners LLC, dated May 14, 2007, to the effect that, based upon and subject to the various assumptions and limitations set forth therein, including the assumption that there will be no adjustment to the Merger Consideration that is material to the analysis of Seven Hills Partners LLC, as of the date thereof, the Merger Consideration to be received by holders of the Company Common Shares in the Merger is fair, from a financial point of view, to such shareholders.

(t)                                    Brokers’ Fees.  The Company has not employed any broker or finder or incurred any liability for any brokers’ fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Seven Hills Partners LLC.

(u)                                 Ownership of Parent Capital Stock.  As of the date of this Agreement, the Company does not beneficially own any shares of Parent Capital Stock.

(v)                                 Hybresis and Infusion 80 Products.  Except as set out on Part 4.01(v) of the Company Disclosure Letter, as of the date of this Agreement, the Company has not entered into any written agreements with any third parties with respect to the sale or license to a third party relating to the manufacture, sale, marketing, testing or distribution of its Hybresis product or its Infusion 80 product or any limitation, ban or restriction thereof.

(w)                               Inventory. Except as set out on Section 4.01(w) of the Company Disclosure Letter, all items included in the Inventories of the Company consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of the Company.  Except as set out on Part 4.01(w) of the Company Disclosure Letter, the Company is not on the date of this Agreement in possession of any Inventory not owned by the Company, including goods already sold.  All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis.  Except as set out on Section 4.01(w) of the Company Disclosure Letter, Inventories now on hand that were purchased after June 30, 2006 were purchased in the ordinary course of business of the Company.  Inventories are valued in accordance with GAAP, consistently applied.

(x)                                   Accounts Receivable.  Section 4.01(x) of the Company Disclosure Letter contains a complete and accurate list of all Accounts Receivable recorded on the books of the Company as of the close of business on the Business Day immediately preceding the date of this Agreement, and such Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business.  Such Accounts Receivable are collectible net of the respective reserves reflected on the books of the Company (which reserves are adequate and calculated consistent with past practice and do not represent a material change in the composition of such Accounts Receivable in terms of aging).  There is no pending, or to the Knowledge of the Company, contest, claim, defense or right of setoff, other than returns in the ordinary course of business of the Company consistent with past practices and estimates, under any Company Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

4.02                           Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

(a)                                  Organization and Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation.  Each of them is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)                                 Power.  Each of Parent and Merger Sub has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c)                                  Authority.  The Board of Directors of Parent and Merger Sub have each duly authorized the execution and delivery of this Agreement, and this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate actions of each of them, including the necessary approval of Parent as the sole shareholder of Merger Sub.  No other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(d)                                 No Violation.  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by each of them of the transactions contemplated hereby, nor compliance by both of them with the terms or provisions hereof, will (A) violate or breach any provision of the Parent Certificate of Incorporation, Parent By-Laws, Merger Sub Articles of Incorporation or Merger Sub By-Laws or (B)  assuming that the consents, approvals, filings and registrations referred to in Section 4.02(e)(1) below are duly obtained and made, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Parent or Merger Sub or any of their properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party that would have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(e)                                  Consents and Approvals.

(1)                                  Except for (A) compliance by Parent and its Subsidiaries with any applicable requirements under any Regulatory Law, set forth in Schedule 4.02(e)(1), (B) the filing of the Articles of Merger pursuant to the Revised Act, and (C)  such other consents, approvals, filings and registrations the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement , no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with either the execution and delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

(2)                                  No notices, reports or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or any of its Subsidiaries from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(3)                                  The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or Merger Sub or (B) any change in the rights or obligations of any party under any material Contract binding upon Parent or any of its Subsidiaries or any of their properties except for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(f)                                    Funds.  Parent has sufficient available borrowing capacity to provide the funds necessary to satisfy the obligation to pay the Merger Consideration at the Effective Time and Parent is not in breach of or default under its senior credit facilities and no event or condition has occurred that, with the passage of time or giving of notice would constitute such a breach or default under any such senior credit facilities such that funds to pay the Merger Consideration at the Effective Time would not be available to Parent, and Parent will have at the Effective Time, sufficient funds available to satisfy the obligation to pay the Merger Consideration.

(g)                                 Proxy Statement.  None of the information to be supplied by Parent or Merger Sub in the Proxy Statement will, at the time of the filing and mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(h)                                 Solvency of the Company.  Immediately after giving effect to the transactions contemplated by this Agreement (after the assets of the Company shall have become subject to any liens of Parent’s and its Subsidiaries financing sources) and at the Effective Time, the Company will be Solvent.

(i)                                     Litigation.  There are no Claims pending or, to the knowledge of Parent or Merger Sub, investigations pending, and to the knowledge of Parent or Merger Sub no such Claims or investigations are threatened against Parent or any of its Subsidiaries or any of their respective assets, properties or rights on account of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except for any as would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  To the knowledge of Parent or Merger Sub there are no grounds for any Claim or investigation against Parent or any of its Subsidiaries on account of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for any as would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01                           Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that (except (i) as expressly contemplated or permitted by this Agreement, (ii) disclosed in Section 5.01 of the Company Disclosure Letter or (iii) as required by Applicable Law), without the prior written consent of Parent, which shall not be unreasonably withheld or delayed:

(a)                                  Ordinary Course.

(1)                                  The Company shall carry on its businesses in the ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use its reasonable efforts to keep available the services of its present officers and key employees, preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its ongoing businesses shall not be impaired in any material respect at the Effective Time.

(2)                                  The Company shall not, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice or contemplated by the 2007 capital budget of the Company and previously disclosed to Parent (the “Company Capital Budget”).

(b)                                 Dividends; Changes in Share Capital.  The Company shall not, and shall not propose to, (1) declare or pay any dividends on or make other distributions in respect of any of its capital shares, (2) split, combine or reclassify any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its capital shares or (3) repurchase, redeem or otherwise acquire any of its capital shares or any securities convertible into or exercisable for any of its capital shares.

(c)                                  Issuance of Securities.  The Company shall not, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any of its capital shares of any class, any Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than the issuance of the Company Common Shares upon the exercise of the Company Stock Options existing as of the date hereof in accordance with their terms and as described in Section 4.01(g)(3) of the Company Disclosure Letter.

(d)                                 Governing Documents.  Except to the extent required to comply with its obligations hereunder or with Applicable Law, the Company shall not amend or propose to so amend its Articles of Incorporation or Company By-Laws.

(e)                                  No Acquisitions.  The Company shall not acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets.

(f)                                    No Dispositions.  The Company shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than in the ordinary course of business consistent with past practice.

(g)                                 Investments; Indebtedness.  Other than as contemplated by the Company Capital Budgets, the Company shall not (1) enter into any material joint venture, partnership or other similar arrangement, (2) make any loans, advances or capital contributions to, or investments in, any other Person, other than any capital contributions to or other obligations in respect of any joint ventures of the Company pursuant to an agreement in existence on or prior to the date of this Agreement, or (3) incur indebtedness or guarantee any indebtedness for borrowed money of another Person (in each case other than in the ordinary course of business), enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than refinancings of pre-existing indebtedness.

(h)                                 Compensation.  The Company shall not:  (A) enter into, adopt, amend, create new Benefit Plans, (B) terminate any Benefit Plan, (C) increase the compensation or benefits payable to any current or former employee, officer, director, or consultant of the Company (including any such increase pursuant to any bonus, pension, equity compensation, profit sharing or other plan or commitment) or pay any amounts under such arrangements or Benefit Plans (including severance arrangements) not otherwise due, (D) enter into any collective bargaining agreement or similar agreement with respect to the Company or any employees thereof, (E) make contributions to tax-qualified pension plans other than to the extent required by law or modify the actuarial assumptions in effect with respect to any such plan or (F) provide any funding for any rabbi trust or similar arrangement.

(i)                                     Cash Management.  The Company shall conduct its financial operations in the ordinary course of business in all material respects, in the same manner as heretofore conducted, including, by way of example and not limitation, the timely and orderly collection of all accounts receivable and other amounts owed to the Company and the timely and orderly incurrence and payment by the Company of all accounts payable, debts, liabilities, obligations, or other amounts owed by the Company in each case with payments being delivered and paid on or before their due date.  Furthermore, after the date of the Company Cost Statement, the Company shall not incur Company Costs or obligations or liabilities which would be reasonably likely to become Company Costs in addition to those listed on the Company Cost Statement, or in excess of the amounts listed on the Company Cost Statement, without receiving prior written approval from Parent after prior delivery to Parent of written request with all supporting documentation to support such request.

(j)                                     Accounting Methods.  Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change in any material respect its methods of financial accounting in effect at June 30, 2006, except as required by changes in GAAP as concurred in by the Company’s independent public accountants.  The Company shall not make any material Tax election.

(k)                                  Non-Compete.  The Company shall not, enter into any agreement that limits (other than in an insignificant manner) the ability of the Company, or would limit (other than in an insignificant manner) the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period, it being understood that any restriction that by its terms does not extend more than two months beyond the Effective Time and is not applicable to the business of Parent at any time shall be deemed to be insignificant.

(l)                                     Certain Actions.  Subject to Sections 6.04, 6.05 and 8.01, the Company shall not take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.

(m)                               Company Contracts.  The Company shall not (1) modify, amend or terminate any Company Contract, (2) waive any material rights under any Company Contract or (3) enter into any agreement that would constitute a Company Contract if entered into as of the date of this Agreement other than (with respect to clauses (1) and (3)) in the ordinary course of business consistent with past practice.

(n)                                 Claims; Litigation.  Subject to Section 6.04, the Company shall not, settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, in any such case in an aggregate amount in excess of $100,000, and the Company shall notify Parent in writing regarding any pending litigation hereafter made or brought against the Company.

(o)                                 Intellectual Property.  The Company shall not, take any action which would limit in any material respect the Company’s freedom to license, cross-license or otherwise dispose of any material Intellectual Property to which the Company has rights as of the date of this Agreement.

(p)                                 Payoff Letter.  At or prior to the Closing, the Company shall use its reasonable efforts to deliver to Parent a payoff letter or equivalent written direction from  Chase Equipment Leasing, Inc. acknowledging that, subject to repayment of the aggregate principal amount outstanding under the agreements between such lender and the Company, together with all interest accrued thereon and any other fees or expenses payable thereunder, (i) such agreement has been terminated, (ii)  Liens held by such lender or any other collateral agent under such agreement related thereto have been released and (iii) the Company has been released from any and all liabilities and obligations under such agreement (other than any obligations under any indemnification or similar provision that survive such termination).

(q)                                 Extraordinary Action.  The Company shall not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company.

(r)                                    Rabbi Trust Funding.  The Company shall take all actions necessary to ensure that, with respect to any future severance obligations (contingent or otherwise), no “rabbi trust” funding, letter of credit or similar funding arrangement has been, or shall be, required in connection with the execution of this Agreement, the consummation of the transactions contemplated hereby, or any other event or action related to this Agreement, or such transactions, and any Company Benefit Plans, trust agreements, or documents that might otherwise have required such funding shall be amended as necessary to ensure that no such requirement shall take effect.

(s)                                  Intellectual Property License Requirements.  The Company shall make any payments and provide any reports required by the terms of the agreements listed in Part A of Section 4.01(o)(5) of the Company Disclosure Letter.

(t)                                    Related Actions.  The Company shall not, agree or commit to do any of the foregoing such that the agreement or commitment would be binding on the Company after the Merger.

5.02                           Covenants of Parent.  During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and Merger Sub that (except (i) as expressly contemplated or permitted by this Agreement and (ii) for transactions between and among Parent and its wholly-owned Subsidiaries), without the prior written consent of the Company, which shall not be unreasonably withheld or delayed:

(a)                                  Certain Actions.  Parent shall not take, or permit its Subsidiaries to take, any action or omit to take any action for the purpose of, or that could be expected to delay, prevent or impede the consummation of the Merger or the other transactions contemplated by this Agreement, including, having available at the time of Closing the financing necessary to enable it to pay the Merger Consideration on a timely basis.

(b)                                 Parent Financing.  Parent will keep the Company informed in reasonable detail with respect to all material, determined by reference to the availability to Parent of the cash necessary to pay the Merger Consideration, activity concerning the status of the financings necessary to pay the Merger Consideration including promptly informing the Company upon its becoming aware of any event, fact or condition relating to the Parent and its Subsidiaries on a consolidated basis principally unrelated to the Company which would reasonably be expected to cause Parent to request the Company that it agree to materially delay the Closing.

5.03                           Governmental Filings.  Parent and the Company shall (a) confer on a reasonable basis with each other and (b) report to each other (to the extent permitted by Applicable Law or regulation or any applicable confidentiality agreement) on operational matters.  Parent and the Company shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and (to the extent permitted by Applicable Law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly upon request.

5.04                           Control of Other Party’s Business.  Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations or give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01                           Preparation of Proxy Statement; Shareholders Meeting.

(a)                                  As promptly as reasonably practicable following the date hereof, the Company, in cooperation with Parent, shall prepare and cause to be filed with the SEC proxy materials in compliance as to form in all material respects with all Applicable Law, including the provisions of the Securities Act and the Exchange Act, that shall constitute the Proxy Statement.  If at any time prior to the Company Shareholder Meeting any fact or event relating to Parent or Merger Sub or any of their Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by Parent or Merger Sub or should occur, Parent and Merger Sub shall, promptly after becoming aware thereof, inform the Company of such fact or event.  If at any time prior to the Company Shareholder Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Parent and Merger Sub of such fact or event.  The Company shall use reasonable efforts to have the Proxy Statement cleared by the SEC promptly.  The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of any written comments, and advise Parent of any oral comments, with respect to the Proxy Statement received from the SEC.  The Company shall provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and the Company will provide Parent with a copy of all such filings made with the SEC.  No filing of, or amendment to, or written correspondence to the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent and its counsel reasonable opportunity to review and comment thereon.  Each of the Company, Parent and Merger Sub agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Shares entitled to vote at the Company Shareholders Meeting at the earliest practicable time.  Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by the Company that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change in the Company Recommendation, and in such event, there shall be no right of approval.  The Company will use all commercial and reasonable efforts to cause the Proxy Statement to be mailed to the Company shareholders as promptly as practicable.  Each of the Company, Parent and Merger Sub agree to correct promptly any information provided by it for inclusion in the Proxy Statement which shall have become false or misleading.

(b)                                 The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Shareholders Meeting as soon as practicable for the purpose of obtaining the Company Shareholder Approval and, subject to Section 6.05, shall take all reasonable and lawful action to solicit the Company Shareholder Approval; provided, however, that nothing contained herein shall be deemed to require or obligate the Company to hold the Company Shareholder Meeting more than two Business Days prior to the Closing Date.  The Board of Directors of the Company shall recommend the adoption of the plan of merger contained in this Agreement by the Company shareholders to the effect as set forth in sub-clauses (A), (B) and (C) of Section 4.01(c)(1) hereof (the “Company Recommendation”), and shall not (1) fail to make, withhold, withdraw, modify or qualify (or propose to fail to make, withhold, withdraw, modify or qualify) in any manner adverse to Parent the Company Recommendation, (2) take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with the Company Recommendation, (3) approve, recommend or take any position or action (it being understood and agreed that any “stop-look-and-listen” communication to the Company’s shareholders of the nature contemplated by Rule 14d-9 and under the Exchange Act shall not be deemed to constitute approval, a recommendation, an action, or the taking of a position) other than to recommend rejection (including, by way of example and not limitation, withdrawing, modifying or changing in a manner adverse to Parent any such recommendation or rejection), which recommendation of rejection in the case of a tender offer or exchange offer for outstanding shares of Company Common Shares shall be made within ten (10) Business Days after the commencement of such tender offer or exchange offer, of any Acquisition Proposal, (4) authorize, cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to any Acquisition Proposal except for a confidentiality agreement referred to in Section 6.05(b)(C) entered into in the circumstances referred to in accordance with the provisions of such clause, or (5) authorize, approve or publicly recommend or propose to approve or recommend any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing) (collectively, Subsections (b)(1) through (b)(5) of this Section shall be a “Change in the Company Recommendation”); provided, however, that the Company and the Board of Directors of the Company may take any action permitted under Section 6.05.

6.02                           [Reserved]

6.03                           Access to Information.  Upon reasonable notice, the Company shall afford to the officers, employees, accountants, attorneys, consultants, financial advisors and other representatives of the Parent reasonable access, upon reasonable notice and in a manner that does not unreasonably disrupt or interfere with business operations, during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws, as applicable (other than documents that such party hereto had determined in good faith that it is not permitted to disclose under Applicable Law), and (b) such other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that any party hereto may restrict the foregoing access to the extent that (1) the Company reasonably determines in good faith that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or any contract requires the Company to restrict or prohibit access to any such properties or information, or (2) counsel for the Company advises that such information should not be disclosed in order to ensure compliance with the Antitrust Laws.  The parties hereto shall hold any information obtained pursuant to this Section 6.03 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated October 21, 2005, as amended by Section 11 of that certain letter agreement between Parent and the Company dated April 10, 2007, between Parent and the Company (as so amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect.  Any investigation by either Parent or the Company shall not affect the representations and warranties of the other party; provided, however, that Parent shall promptly notify the Company upon becoming aware of any breach of any representation or warranty by the Company or failure by the Company to comply with any covenant.

6.04                           Required Actions.

(a)                                  Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Law and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and obtaining as promptly as practicable all the Company Approvals, as appropriate, and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”).  The Company shall take all necessary steps, in consultation with Parent, including the Company’s making the necessary payments and incurring the obligations, fees, costs and expenses required to obtain the relevant consents and approvals referred to on Section 4.01(d)(3) of the Company Disclosure Letter (the “Contract Consents”) at or immediately prior to the Closing in the manner indicated

thereon.  With regard to Company Costs, only 50% of the first $750,000 of payments, obligations (determined at their fair net present value), fees, costs and expenses incurred or assumed by the Company to obtain the Contract Consents at Closing, including payments required to be made by the Company pursuant thereto after the Closing and payments to settle or finally resolve any third party Claims with respect thereto (all such fees, costs, expenses and payments, the “Consent Costs”), incurred by the Company in order to obtain the Contract Consents shall be included as Company Costs and in the Company Actual Expense Amount with 100% of Consent Costs in excess of $750,000 being Company Costs and included in the Company Actual Expense Amount.  Notwithstanding the foregoing the Company will not be obligated to incur in the aggregate more than $1,125,000 of Consent Costs in order to obtain the Contract Consents unless Parent requires such and in connection therewith Parent agrees that, except as provided in Section 8.01(j), with respect to Consent Costs in excess of $1,125,000, none of such Consent Costs in excess of $1,125,000 will be Company Costs such that, by way of example, if the Consent Costs were $1.5 million only $750,000 of such Consent Costs would be Company Costs and included in the Company Actual Expense Amount, calculated as follows: (50% x $750,000) + ($1,125,000 - $750,000).  The Company shall not be obligated to make any payment or incur any obligations, fees, costs or expenses payable to a third party (other than attorneys’ fees, and costs of experts and other litigation costs) in connection therewith, except in connection with the Closing.

(b)                                 The parties shall each cooperate and consult with each other in connection with the actions referenced in Section 6.04(a) to obtain all Required Approvals.  In particular, the Company shall (1) furnish as promptly as reasonably practicable to Parent any information concerning the Company and its business, properties and personnel as Parent may reasonably request, in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and (2) permit Parent to review in advance, and consider all of Parent’s reasonable comments in connection with, any proposed written communication between it and any Governmental Entity.  In addition, each party shall (i) promptly inform the other party of (and supply to the other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by or meeting with a private party, in each case regarding any of the transactions contemplated hereby, and (ii) consult with the other party in advance, to the extent practicable and not prohibited by law, of any meeting or conference with any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by any applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.  In furtherance and not in limitation of the foregoing, Parent and the Company agree that notwithstanding anything to the contrary in this Agreement, Parent and the Company shall, to the maximum extent permitted by Applicable Law, cooperate in all meetings and communications with any Governmental Entity in connection with any Antitrust Laws, including by determining the appropriate timing of any such meeting or communication (including (x) the timing of the submission of any filing with, or response to any request by, a Governmental Entity, and (y) the timing of any action taken pursuant to Section 6.04(c)) such that the requisite approvals are obtained prior to the Termination Date.

(c)                                  In furtherance and not in limitation of the covenants of the parties contained in Sections 6.04(a) and 6.04(b), the Company and Parent shall, to the extent permitted by Applicable Law, use commercially reasonable efforts to share information, take consistent positions and include one another in all communications to and meetings and discussions with third parties relating to any Claims arising under the Antitrust Laws in connection with this Agreement and/or the transactions contemplated herein subject to such party not compromising an applicable privilege.  Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent or Merger Sub, or any of their respective Subsidiaries or Affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Merger Sub or the Company (or to require Parent or Merger Sub or any of their respective Subsidiaries or Affiliates to agree to any of the foregoing).  The obligations of each party under Section 6.04(a) to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with its obligations under this Section 6.04(c).

(d)                                                               Each party hereto and its respective Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all reasonable action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

6.05                           Acquisition Proposals.

(a)                                  The Company agrees that neither it nor any of its officers and directors shall, and that the Company shall use its reasonable  efforts to ensure that its employees, agents and representatives (including Seven Hills Partners LLC or any other investment or merchant banker, financial advisor, attorney or accountant retained by it) do not, directly or indirectly, (1) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, or that would reasonably be expected to lead to, (A) a merger, reorganization, share exchange, consolidation, business combination, joint venture, sale of assets not sold in the ordinary course, recapitalization, liquidation, dissolution or similar transaction involving the Company, (B) any issuance by the Company of 5% or more of the Company Capital Shares, or (C) acquisition by any means of, or tender or exchange offer for, the Company Common Shares that, if consummated, would result in any Person (or the shareholders of such Person) beneficially owning securities representing more than 20% of the issued and outstanding Company Common Shares or other security of the Company (any such proposal, offer or transaction, other than a proposal or offer made by Parent or an Affiliate thereof, or announcement of an intention to make any such proposal, offer or transaction, an “Acquisition Proposal”), (2) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any Person any confidential or non-public information or data to any Person relating to an Acquisition Proposal, or engage, or otherwise participate, in any negotiations concerning an Acquisition Proposal, or grant access to its properties, books and records or personnel in connection with any Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, including, for the avoidance of doubt, granting access to the Company’s bank and financial statements and records, properties or personnel, (3) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (4) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal, or (5) terminate, release, amend, waive, or modify any provision of any confidentiality agreement related to a business combination involving the Company or any standstill or similar agreement to which the Company is a party (or fail to take reasonable measures to enforce the provisions of any such agreement).

(b)                                 Notwithstanding anything in this Agreement to the contrary, the Company (and its Board of Directors) shall be permitted to (1) comply with Applicable Law (including Rule 14d-9 and Rule 14e-2 of the Exchange Act) or make any other disclosure required by law or its fiduciary duties (subject, however to clause (B), (C) and (E) of this Section 6.05(b)), (2) effect a Change in the Company Recommendation, or (3) engage in discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (A) in the case of clause (2) or (3) above, the vote at the Company Shareholders Meeting on the adoption of this Agreement shall not have been taken, (B) in the case of clause (2) above, the Company has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors reasonably concludes in good faith, after consultation with its outside counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal, (C) in the case of clause (3) above, prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company’s Board of Directors receives from such Person an executed confidentiality agreement having legally binding provisions that are at least as restrictive on the third party as the Confidentiality Agreement, (D) in the case of clause (3) above, prior to providing any information or data to any Person or entering into discussions or negotiations with any Person related to or with regard to an Acquisition Proposal, the Company notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of the Company’s representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, (E) prior to providing information pursuant to clause (3) above, the Company shall have also provided Parent with any information that is to be provided to such Person at least 72 hours before the first date that such information is provided to such Person and (F) in the case of clause (2) above, the Company has given Parent at least five Business Days, after delivery of notice that the Company intends to effect a Change in the Company Recommendation, to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and the Company has negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any.  The Company agrees that it will promptly keep Parent reasonably informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the Person making such inquiry, proposal or offer.  The Company agrees that it will, and will ensure that its officers, directors and representatives will, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.  The Company agrees that it will promptly inform its directors, officers, key employees, Seven Hills Partners LLC and other relevant agents and relevant representatives of the obligations undertaken in this Section 6.05.  Nothing in this Section 6.05 shall (x) permit the Company to terminate this Agreement (except as specifically provided in paragraph (c) of this Section 6.05 or Article VIII) or (y) affect or limit any other obligation of the Company under this Agreement.

(c)                                  Notwithstanding anything in this Section 6.05 to the contrary, if, at any time prior to the Company Shareholder Approval, the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a material breach of this Section 6.05, that such Acquisition Proposal is a Superior Proposal, the Company may terminate this Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company prior to or concurrently with such termination pursuant to this Section 6.05(c) pays to Parent the fee payable pursuant to Section 8.02(b); provided, further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.05(c) unless the Company notifies Parent that the Company intends to take such action with respect to an Acquisition Proposal indicating, in connection with such notice, the name of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and the Company has given Parent at least five Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal.

6.06                           Fees and Expenses.  Subject to Section 8.02, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such Expenses.

6.07                           Directors’ and Officers’ Indemnification and Insurance.

(a)                                  Following the Effective Time, the Surviving Corporation shall (1)  indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company (in all of their capacities) (the “Indemnified Parties”) (A) without limitation to subclause (B) below, to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to its Articles of Incorporation and

Company By-Laws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any such individuals and (B) without limitation to subclause (A) above, to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (2) include and cause to be maintained in effect in the articles of incorporation and by-laws of the Surviving Corporation (or any successor to the Surviving Corporation) for a period of 6 years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Articles of Incorporation and Company By-Laws.  Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.07, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (a) to pay for only one firm of counsel for all Indemnified Parties in any action unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by Applicable Law. Nothing in this Section 6.07(a) shall be effective to the extent it limits the rights of an Indemnifying Party under Applicable Law, including, as it applies to the Surviving Corporation, the Revised Act.

(b)                                 Prior to the Effective Time, the Company shall endeavor to (and if it is unable to, Parent shall cause the Surviving Corporation to after the Effective Time) obtain and fully pay (up to a maximum aggregate cost of 150% of the current annual premium paid by the Company for its existing coverage in the aggregate) for “tail” insurance policies (providing only for the Side A coverage for such covered individuals where the existing policies also include coverage for the Company) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time and if such policies are not available at an aggregate cost not greater than such amount then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding such amount.  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section.

(c)                                  The obligations of Parent and the Surviving Corporation under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.07 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.07 applies shall be third-party beneficiaries of this Section 6.07).

(d)                                 If at any time after the Merger the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.07 is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto and third party beneficiaries hereof agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

6.08                           Employee Benefits.  For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), Parent will, or will cause its Subsidiaries to, give the Company Employees full credit with his or her years of service for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Parent for such Company employee’s service with the Company or any Company Subsidiary to the same extent recognized by the Company immediately prior to the Effective Time.  In addition, and without limiting the generality of the foregoing:  (i) each the Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall (i) treat service with the Company as service with Parent for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service and (ii) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.  In addition, Parent will, or will cause its Subsidiaries to grant credit, under its leave policies, to each Company Employee for all unused vacation and sick leave accrued as of the Effective Time as an employee of the Company, and Parent shall assume and discharge the Company’s obligation to provide such vacation and sick leave to such employees.  Except communication to members of the Board of Directors in their capacities as members of the Board or to another officer, prior to making any written or oral communications to the directors, officers or employees of the Company pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.  Notwithstanding anything to the contrary herein, neither this section, nor any provision of this Agreement, is intended to, or does constitute the establishment of, or an amendment to, any Company Benefit Plan or practice.

6.09                           Public Announcements.  The initial press release regarding the Merger shall be a joint press release and thereafter Parent and the Company shall, unless otherwise reasonably determined to be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with the other party before issuing, and provide the other party the opportunity to review and comment upon, any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, except in connection with a proceeding to enforce this Agreement or as required by Applicable Law and to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.01, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

6.10                           Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of the Company Common Shares (including derivative securities with respect to the Company Common Shares) resulting from the transactions contemplated by Article III by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS PRECEDENT

7.01                           Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of each of Parent and the Company to effect the Merger are subject to the satisfaction or waiver in writing on or prior to the Closing Date of the following conditions:

(a)                                  Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval.

(b)                                 No Injunctions or Restraints; Illegality.  No law or rule shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.02                           Additional Conditions to Obligations of Parent.  The obligations of Parent to effect the Merger are subject to the satisfaction, or waiver in writing by Parent, on or prior to the Closing Date, of the following additional conditions:

(a)                                  Representations and Warranties.  Except for the Other Representations, the representations and warranties of the Company set forth in this Agreement which are not qualified by the term “Material Adverse Effect” shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such shall be true and correct as of such earlier date and except further that in the case of the representation set out in Section 4.01(k)(8) the reference therein to “December 31, 2006” and to the “Company December 10-Q” shall be deemed to be references to “March 31, 2007” and to the “Company March 10-Q”) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company at or after the Effective Time.  Except for the Other Representations, the representations and warranties of the Company set forth in this Agreement which are qualified by the term “Material Adverse Effect” shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such shall be true and correct as of such earlier date) shall be true and correct in all respects.  The representations and warranties set forth in (1) Section 4.01(b) (the “Capitalization Representation”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (2) Sections 4.01(g)(1) through 4.01(g)(4) (together with the Capitalization Representation, the “Other Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date.  Parent shall have received a certificate of an executive officer of the Company that the conditions set forth in this Section 7.02(a) have been satisfied.  The following representations and warranties shall be deemed, solely for the purposes of this Section 7.02, notwithstanding the specific form of words set out therein, to be qualified by the term “Material Adverse Effect”: (i) Section 4.01(g)(5) and (ii) in Section 4.01(l)(i) the phrase “and all such filed Tax Returns are complete and accurate in all material respects”.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants (and in all respects as to those agreements and covenants that are qualified by materiality) required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of an executive officer of the Company to such effect.

(c)                                  Dissenters’ Rights.  The aggregate number of Company Common Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have exercised dissenters’ rights or provided notice of intent to exercise dissenters’ rights in accordance with the provisions of section 1301 et. seq. of the Revised Act shall constitute less than ten percent (10%) of Company Common Shares outstanding as of the date of this Agreement as set forth in Section 4.01(b).

(d)                                 Other Approvals.  (i) Any approvals or consents listed as items on Section 4.01(d)(3) of the Company Disclosure Letter shall have been obtained or any Claims relating thereto shall have been fully and finally resolved, and (ii) the Company shall have delivered to Parent the Company Cost Statement in accordance with Section 3.09(d) and Parent shall have verified the accuracy and completeness of the Company Cost Statement.

(e)                                  No Restraints.  (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be pending any action or proceeding in which any Governmental Entity seeks to (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger, (B) prohibit or limit in any material respect (x) Parent’s ability to vote, control, receive dividends with respect to or otherwise exercise Parent’s ownership rights with respect to the stock of the Surviving Corporation or any of its Subsidiaries or (y) Parent’s ability to effectively control or otherwise exercise ownership rights with respect to the business or operations of the Company, (C) cause the transactions contemplated by this Agreement to be rescinded following consummation or (D) compel the Company, Parent, Merger Sub or any of their respective subsidiaries to dispose of or hold separate any significant portion of the business or assets of the Company, Parent, Merger Sub or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

7.03                           Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver in writing by the Company, on or prior to the Closing Date, of the following additional conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement which are not qualified by the term “Material Adverse Effect” shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such shall be true and correct as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Parent or Merger Sub to fully and timely consummate the transactions contemplated by this Agreement.  The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by the term “Material Adverse Effect” shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such shall be true and correct as of such earlier date) shall be true and correct in all respects.  The Company shall have received a certificate of an executive officer of Parent that the conditions set forth in this Section 7.03(a) have been satisfied.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have each performed or complied with in all material respects with all agreements and covenants (and in all respects as to those agreements and covenants that are qualified by materiality) required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of an executive officer of Parent to such effect.

(c)                                  No Restraints.  (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be pending any action or proceeding in which any Governmental Entity seeks to (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger, or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.01                           Termination.  This Agreement may be terminated at any time prior to the Effective Time and, except as specifically provided below, whether before or after the Company Shareholders Meeting, by written notice in accordance with the requirements of Section 9.02, from the terminating party to the other parties hereto specifying the provision hereof pursuant to which such termination is effected (any such notice of termination delivered in accordance with this Agreement to be effective immediately when received by the non-terminating parties):

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company, if the Effective Time shall not have occurred on or before July 31, 2007, (the “Termination Date”) except that if at such time all conditions of each party hereunder to effect the Merger have been satisfied or waived in writing other than the condition set forth in Section 7.01(a) and other conditions that, by their nature, cannot be satisfied until the Closing Date and if at such time the Company has not held the Company Shareholders Meeting as a result of the Proxy Statement not having been cleared by the SEC in time to permit such meeting to be held by such date, the Termination Date shall be extended for a period not to exceed an additional thirty-one (31) days; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful and intentional failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 6.04) has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

(c)                                  by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d)                                 by Parent or the Company, if the Company Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company Shareholders Meeting;

(e)                                  by Parent, if the Company or its Board of Directors shall have (1) failed to include the Company Recommendation in the Proxy Statement or effected a Change in the Company Recommendation, whether or not permitted by the terms hereof or (2)  breached its obligations under this Agreement by reason of a failure to call the Company Shareholders Meeting or failed to deliver the Proxy Statement in accordance with Section 6.01;

(f)                                    by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.02(a) or 7.02(b) are not capable of being satisfied and which shall not have been cured prior to the earlier of (1) thirty days following notice of such breach and (2) the Termination Date;

(g)                                 by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.03(a) or 7.03(b) are not capable of being satisfied and which shall not have been cured prior to the earlier of (1) thirty days following notice of such breach and (2) the Termination Date;

(h)                                 by the Company, prior to the Company Shareholder Approval being obtained, in accordance with and subject to the terms and conditions of Section 6.05(c); or

(i)                                     by the Company, if there shall be pending an adjustment to the Per Share Cash Amount of more than ten cents pursuant to Section 3.09, and if the Company’s

Board of Directors shall have concluded in good faith (following receipt of the advice of its financial advisors and outside counsel) that, as a result of such adjustment to the Per Share Cash Amount, this Agreement and the transactions contemplated hereby are no longer advisable and in the best interests of the Company Shareholders.

(j)                                     By Parent, if either (i) the condition set out in Section 7.02(d)(i) hereof shall not have been satisfied at the Closing, or (ii) the aggregate amount of Consent Costs exceeds $1,125,000 and the Company does not agree in connection with the Company’s delivery to Parent of the Contract Consents and the establishment of the Consent Costs to be included as Company Costs to be used to determine the Expense Excess Amount that (x) the Company shall pay all such Consent Costs in excess of $1,125,000, and (y) such Consent Costs in excess of $1,125,000 shall be included as Company Costs and in the Company Actual Expense Amount in determining the Expense Excess Amount and the adjustment to the Per Share Cash Amount in accordance with Section 3.09; provided, however, that the right to terminate this Agreement under this Section 8.01(j) shall not be available to Parent if the Company may terminate this Agreement pursuant to Section 8.01(g).

8.02                           Effect of Termination.

(a)                                  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers or directors, except with respect to Section 4.01(t), the second sentence of Section 6.03, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however, notwithstanding anything to the contrary contained in this Agreement other than as set out in Section 8.02(g), neither Parent nor the Company shall be relieved or released from any liabilities or damages actually suffered (excluding any indirect, punitive, consequential, special or incidental damages) arising out of its willful and intentional failure to perform its covenants or willful breach of its representations and warranties contained in this Agreement.

(b)                                 If the Company terminates this Agreement pursuant to Section 8.01(e) or 8.01(h) or 8.01(i), then the Company shall pay to Parent, an amount equal to the Termination Fee, by wire transfer of immediately available funds, within one (1) Business Day of such termination.

(c)                                  If (A) (x) either the Company or Parent terminates this Agreement pursuant to Section 8.01(d) and at any time prior to the Company Shareholders Meeting an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated to the shareholders of the Company, which proposal shall not have been withdrawn prior to the Company Shareholders Meeting, (y) Parent terminates this Agreement pursuant to Section 8.01(f) on account of a material breach by the Company of its obligations under Section 6.05 hereof or (z) Parent terminates this Agreement pursuant to Section 8.01(f) and at any time prior to such termination an Acquisition Proposal with respect to the Company shall have been announced or otherwise communicated to the senior management, Board of Directors or shareholders of the Company, which proposal shall not have been withdrawn prior to such termination and (B) within twelve months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (except that references in clause B of the definition of “Acquisition Proposal” to “5%” shall be “10%” and for the avoidance of doubt clause A (subject to clause B and C) of the definition of the term “Acquisition Proposal” shall not include an acquisition of a business by the Company or a Subsidiary, whether structured as an asset or stock purchase, merger or otherwise) with any Person (or an Affiliate thereof), then the Company shall promptly, but in no event later than one Business Day after the date on which the Company or its Subsidiary enters into such agreement with respect to such Acquisition Proposal, pay Parent an amount equal to the Termination Fee, by wire transfer of immediately available funds net of any amounts previously paid by the Company to Parent pursuant to Section 8.02(e).

(d)                                 If the Company terminates this Agreement pursuant to Section 8.01(g) and Parent may not at that time terminate this Agreement pursuant to Section 8.01(f), other than on account of Company’s cure rights pursuant to sub-clause (1) or (2) of such Section, then Parent shall pay the Company an amount equal to the liabilities or damages actually suffered by the Company (excluding any indirect, punitive, consequential, special or incidental damages) arising out of Parent or Merger Sub’s failure to perform their respective covenants or such party’s breach of its representations and warranties contained in this Agreement, including the out of pocket costs and expenses paid or contractually required to be paid by the Company to third parties and incurred by the Company for the negotiation, execution and delivery of this Agreement, responding to Parent’s due diligence inquiries in connection with transactions contemplated hereby and preparing for and for the consummation of the transactions contemplated hereby, including properly payable finder’s, broker’s or banker’s fees, accounting fees and attorneys’ fees, and it being understood and agreed to by all of the parties hereto that in any such event, the total amount that Parent shall be obligated to pay the Company under this Section 8.02(d) shall not exceed a maximum aggregate amount of $3,000,000 (the “Company Termination Fee”), and Parent shall pay to the Company all amounts owed to the Company pursuant to this Section 8.02(d) no later than ten (10) days after receipt of evidence to the reasonable satisfaction of Parent of all such costs and expenses pursuant to this Section 8.02(d) that are due and payable by the Company.

(e)

(1)                                  If the Parent terminates this Agreement pursuant to Section 8.01(f)  on account of the Company’s willful and intentional failure to perform its covenants or the Company’s willful breach of its representations and warranties contained in this Agreement and the Company may not at that time terminate this Agreement pursuant to Section 8.01(g), other than on account of Parent’s or Merger Sub’s cure rights pursuant to sub-clause (1) or (2) of Section 8.01(g), then the Company shall pay the Parent an amount equal to the Termination Fee, by wire transfer of immediately available funds, immediately upon such termination.

(2)                                  If the Parent terminates this Agreement pursuant to Section 8.01(f) not under the circumstances described in 8.02(e)(1) above, but because of the Company’s inability to satisfy the conditions set forth in Section 7.02(a), which inability arises solely out of any change, event, circumstance, condition, occurrence, development or effect that manifests itself after the date hereof then, unless the Company, on the date of this Agreement, had Knowledge of any changes, events, circumstances, conditions, occurrences, developments or effects which should reasonably have been anticipated by the Company to lead to or result in the change, event, circumstance, condition, occurrence, development or effect which was the basis for Parent’s termination pursuant to Section 8.01(f), then, the Company shall not be obligated to pay to Parent the Termination Fee or the Parent Reimbursement Cost Amount or any other amount on account of such termination.

(3)                                  If Parent terminates this Agreement pursuant to Section 8.01(f) for any reason not otherwise expressly provided for in Section 8.02(e)(1) or 8.02(e)(2), then the Company shall pay to Parent an amount equal to the costs, liabilities or damages actually suffered or incurred by Parent (excluding any indirect, punitive, consequential, special or incidental damages, other than those required to be paid by Parent to a third party) arising out of the Company’s failure to perform its covenants or its breach of its representations and warranties contained in this Agreement, including the out of pocket costs and expenses paid or contractually required to be paid by Parent to third parties and incurred by Parent for the negotiation, execution and delivery of this Agreement, and preparing for and for the consummation of the transactions contemplated hereby, including filing fees, travel costs and expenses, accounting fees and attorneys’ fees, and it being understood and agreed to by all of the parties hereto that in any event, the total amount that the Company shall be obligated to pay the Parent under this Section 8.02(e) shall not exceed a maximum aggregate amount of $1,000,000 (the “Parent Cost Reimbursement Amount”), and the Company shall pay to Parent the Parent Cost Reimbursement Amount no later than ten (10) days after receipt of evidence to the reasonable satisfaction of the Company that any portion of the Parent Cost Reimbursement Amount has been paid by Parent or is due and payable by Parent.

(f)                                    If Parent terminates this Agreement pursuant to Section 8.01(j), then the Company shall pay Parent an amount equal to the out of pocket costs and expenses paid or contractually required to be paid by Parent to third parties and incurred by Parent for the negotiation, execution and delivery of this Agreement, and preparing for and for the consummation of the transactions contemplated hereby, including filing fees, travel costs and expenses, accounting fees and attorneys’ fees, and it being understood and agreed to by all of the parties hereto that in any event, the total amount that the Company shall be obligated to pay Parent under this Section 8.02(f) shall not exceed a maximum aggregate amount of $750,000, and the Company shall pay to Parent all amounts owed to the Parent pursuant to this Section 8.02(f) no later than ten (10) days after receipt of evidence to the reasonable satisfaction of the Company of all such costs and expenses pursuant to this Section 8.02(f) that have been paid by Parent or are due and payable by the Parent.

(g)                                 The parties hereto acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent or the Company would enter into this Agreement; accordingly, if any party fails promptly to pay any amount due pursuant to this Section 8.02, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the fee set forth in this Section 8.02, such party shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at one percent (1%) over the prime interest rate of Bank of America in effect on the date such payment was required to be made, notwithstanding the provisions of Section 6.06.

(h)                                 Subject to the parties’ rights granted under Section 9.10 prior to any termination of this Agreement, the parties agree that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that the payment of the Termination Fee, the Company Termination Fee or the Parent Cost Reimbursement Amount, as applicable, constitutes liquidated damages and is not a penalty and provides the sole and exclusive remedy of Parent or the Company in connection with the circumstances giving rise to Parent’s or the Company’s right to terminate the Agreement in the circumstances which give rise to the payment of the Termination Fee, the Company Termination Fee or the Parent Cost Reimbursement Amount, as applicable.

8.03                           Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval.  This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

8.04                           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party hereto.  The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Article IX

GENERAL PROVISIONS

9.01                           Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the

Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including without limitation Section 6.07).  In addition, this Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.06 (Fees and Expenses), Section 8.02 (Effect of Termination) and the Confidentiality Agreement (as defined in Section 6.03) shall survive the termination of this Agreement.

9.02                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given when received. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     if to Parent or Merger Sub:

ReAble Therapeutics, Inc.
9800 Metric Boulevard
Austin, Texas 78757
Attention:  Harry L. Zimmerman

with a copy to:

Fulbright & Jaworski L.L.P.
600 Congress Avenue, Suite 2400
Austin, Texas 78701
Attention:  Darrell R. Windham

(ii)                                  if to the Company to:

Iomed, Inc.
2441 South 3850 West
Salt Lake City, Utah 84120
Attention:  Robert Lollini

with a copy to:
Parsons Behle & Latimer, P.C.
201 South Main Street, Suite 1800
Salt Lake City, Utah 84111
Attention:  Robert C. Delahunty

9.03                           Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.  In addition, each Section of this Agreement is qualified by the matters set forth in the related Section of the Company Disclosure Letter, as the case may be, and by such matters set forth any place else in this Agreement or in the Company Disclosure Letter where the applicability of such qualification to the Section of this Agreement is reasonably apparent.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.04                           Maximum Liability.  Notwithstanding anything in this Agreement to the contrary, the Company, Parent and Merger Sub agree that: (a) the maximum aggregate liability of the Company and its Affiliates, directors, officers, employees, and agents on the one hand, and Parent, Merger Sub and their respective Affiliates, directors, officers, employees and agents on the other hand, for any and all losses or damages resulting from a Claim arising out of or in connection with this Agreement that are not otherwise provided for in Section 8.02 herein, will be limited to an amount not to exceed $3,000,000 in the aggregate and in no event will the Company, Parent or Merger Sub seek to recover any damages in excess of such amount and (b) except as specifically set forth in Sections 8.02(e)(3) or 8.02(f), no party hereto shall be liable for any indirect, punitive, consequential, special or incidental damages resulting from any Claim arising out of or in connection with this Agreement.  For the avoidance of doubt, nothing contained in this Section 9.04 shall be applicable to any Claim not arising out of or in connection with this Agreement, including, without limitation, any Claim in connection with the agreement referred to as Item 2 of Section 4.01(g)(1) of the Company Disclosure Letter.

9.05                           Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart.

9.06                           Entire Agreement; No Third Party Beneficiaries.

(a)                                  This Agreement, the Confidentiality Agreement and the Exhibits and disclosure schedules and the other agreements and instruments of the parties hereto delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, with respect to the subject matter hereof, including without limitation, the Letter of Intent dated April 10, 2007.

(b)                                 This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the Persons covered thereby).

9.07                           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, except with respect to matters of law concerning the internal corporate affairs of any corporation which is a party to or the subject of this Agreement, which matters shall be governed by the law of the jurisdiction under which such corporation derives its powers.

9.08                           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.09                           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9.10                           Submission to Jurisdiction; Waivers.  Each of Parent, Merger Sub and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery or other courts of the State of Delaware, and each of Parent, Merger Sub and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts (and, to the fullest extent permitted by law, to the Court of Chancery) and to accept service of process in any manner permitted by such courts.  Each of Parent, Merger Sub and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by Applicable Law, that (1) the suit, action or proceeding in any such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper and (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

9.11                           Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, ReAble Therapeutics, Inc., Spartan Acquisition Corp. and Iomed, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

REABLE THERAPEUTICS, INC.

By:

Name:

Title:

SPARTAN ACQUISITION CORP.

By:

Name:

Title:

IOMED INC.

By:

Name:

Title:

-Signature Page-

EXHIBIT A

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of May    , 2007, by and among ReAble Therapeutics, Inc., a Delaware corporation (“Parent”), Spartan Acquisition Corp., a Utah corporation (“Merger Sub”), and           (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, the Shareholder beneficially owns, in the aggregate,           shares of Common Stock, no par value per share (the “Common Stock”), of Iomed, Inc., a Utah corporation (the “Company”) and is the holder of options exercisable for a total of          shares of Common Stock;

WHEREAS, concurrently herewith, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger, dated as of this date, as the same may be amended (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the Company will continue its existence as the surviving corporation (the “Merger”), and each share of Common Stock owned by the Shareholder will be converted into the right to receive cash in accordance with the terms of the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent and Merger Sub have required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1       Defined Terms.  For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2       Other Definitions.  For purposes of this Agreement:

(a)           “New Shares” means any shares of capital stock of the Company (other than Owned Shares) over which the Shareholder acquires beneficial ownership at any time from and after the date of this Agreement through the termination of the Voting Period.

(b)           “Owned Shares” means all of the shares of Common Stock beneficially owned by the Shareholder as of the date of this Agreement.  The Owned Shares consist of           shares of Common Stock held by the Shareholder.  In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the “Owned Shares” shall be deemed to refer to and include the Owned Shares (as defined in the first sentence of this paragraph) as well as all stock dividends and distributions and any securities into which or for which any or all of those Owned Shares may be changed or exchanged or which are received in the transaction.

(c)           “Representative” means, with respect to any particular person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of that person.

(d)           “Transfer” means sell, transfer, tender, pledge, encumber, hypothecate, assign or otherwise dispose, by operation of law or otherwise such that the Shareholder is not the beneficial owner of the relevant Owned Shares and New Shares.

(e)           “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the Effective Time, and (ii) the termination of the Merger Agreement by Parent or Merger Sub or the Company pursuant to Section 8.01 of the Merger Agreement.

ARTICLE 2

VOTING AGREEMENT

SECTION 2.1       Agreement to Vote.

(a)           The Shareholder hereby agrees that, during the Voting Period, such Shareholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date) in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of any class or classes of capital stock of the Company at or in connection with which any of such holders vote or execute consents with respect to any of the foregoing matters.

(b)           The Shareholder hereby agrees that, during the Voting Period, such Shareholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date) against each of the matters set forth in clauses (i), (ii) or (iii) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of any class or classes of capital stock of the Company at or in connection with which any of such holders vote or execute consents with respect to any of the following matters:

(i)            any action, proposal, transaction or agreement involving the Company or any of its subsidiaries that would reasonably be expected to, in any material respect, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger, the other transactions contemplated by the Merger Agreement;

2

(ii)           any Acquisition Proposal, other than an Acquisition Proposal made by Parent; or

(iii)          any amendment to the Company’s Articles of Incorporation or Bylaws, except as required or expressly permitted under the Merger Agreement.

(c)           Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

SECTION 2.2       Grant of Irrevocable Proxy.  The Shareholder hereby irrevocably appoints Parent as the Shareholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Owned Shares and any New Shares beneficially owned by the Shareholder, solely in respect of the matters described in, and in accordance with, Section 2.1.  This proxy is given to secure the performance of the duties of the Shareholder under this Agreement and shall not be exercised if Shareholder shall have complied with the obligations under Section 2.1 hereof and shall have delivered to Parent evidence of such compliance with Section 2.1 hereof.  The Shareholder shall not directly or indirectly grant any person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of the Owned Shares or New Shares that is inconsistent with Sections 2.1 and 2.2.

SECTION 2.3       Nature of Irrevocable Proxy.  The proxy and power of attorney granted pursuant to Section 2.2 by the Shareholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Shareholder, and the Shareholder acknowledges that the proxy constitutes an inducement for Parent and Merger Sub to enter into the Merger Agreement.  The power of attorney granted by the Shareholder is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Shareholder.  The proxy and power of attorney granted hereunder shall terminate automatically at the expiration of the Voting Period.

ARTICLE 3

COVENANTS

SECTION 3.1       Transfer Restrictions.  The Shareholder agrees that such Shareholder shall not, and shall not permit any person, directly or indirectly, to:

(a)           Transfer any or all of the Owned Shares or New Shares beneficially owned by such Shareholder; provided that the foregoing shall not prevent the conversion of such Owned Shares and New Shares into the right to receive Merger Consideration pursuant to the Merger in accordance with the terms of the Merger Agreement; or

(b)           Deposit any Owned Shares or New Shares beneficially owned by such Shareholder in a voting trust or subject any of such Owned Shares or New Shares beneficially owned by such Shareholder to any arrangement or agreement with any person (other than Parent) with respect to the voting or the execution of consents with respect to any such Owned Shares or

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New Shares that would reasonably be expected to restrict such Shareholder’s ability to comply with and perform such Shareholder’s covenants and obligations under this Agreement.

SECTION 3.2       No Shop Obligations of the Shareholder.  [The Shareholder is a member of the Company’s Board of Directors/a member of the Company’s Board of Directors and an executive officer of the Company/the Shareholder’s Representatives include a member of the Company’s Board of Directors.]  Except as permitted by the Merger Agreement or in order to comply with such person’s fiduciary duties as a director of the Company, the Shareholder covenants and agrees with Parent that, during the Voting Period, such Shareholder shall not and shall not authorize any of such Shareholder’s Representatives to, directly or indirectly, (i) initiate, solicit, encourage, or knowingly facilitate any inquiry, proposal or offer, or the making of any proposal or offer (including any proposal or offer to the Company’s shareholders) with respect to, or a transaction to effect, or that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, or (ii) engage in any discussions or negotiations concerning an Acquisition Proposal.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1       Authorization.  The Shareholder has all legal capacity, power and authority to execute and deliver this Agreement and to perform their obligations hereunder.  This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

SECTION 4.2       Ownership of Shares.  The Shareholder is the sole beneficial owner of all of such Shareholder’s Owned Shares and has, or will have at the time of any vote with respect to the matters contemplated by Article II, the sole power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) all of such Owned Shares.  Shareholder was granted options to purchase              Common Shares under the 1997 Share Incentive Plan.  Upon exercise, such issued shares shall be New Shares and subject to the provisions of this Agreement.  The Shareholder does not own of record or beneficially or hold any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company.  None of the Shareholder’s Owned Shares are subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Shareholder’s Owned Shares.  The Shareholder has good and valid title to such Shareholder’s Owned Shares, free and clear of any and all Liens.

SECTION 4.3       No Conflicts.  Except (a) for a filing of an amendment to a Schedule 13D, and (b) for a filing of a Form 4 or Form 5, in each case, as may be required by the Exchange Act, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Shareholder or the performance by the Shareholder of its obligations hereunder and (ii) none of the execution

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and delivery of this Agreement by the Shareholder or the performance by the Shareholder of its obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under any of the terms of any agreement or other instrument to which the Shareholder is a party or by which the Shareholder or any of such Shareholder’s Owned Shares is bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to the Shareholder, except for any of the foregoing as could not reasonably be expected to impair the Shareholder’s ability to perform its obligations under this Agreement in any material respect.

SECTION 4.4       Reliance by Parent and Merger Sub.  The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the agreement by such Shareholder herein to perform such Shareholder’s obligations hereunder and comply with the terms hereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represent and warrant to the Shareholder that (i) it has all legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (ii) this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of the party, enforceable against it in accordance with the terms of this Agreement.

ARTICLE 6

TERMINATION

This Agreement shall terminate upon the expiration of the Voting Period; provided that Sections 7.5 through 7.15 shall survive termination of this Agreement.  Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE 7

MISCELLANEOUS

SECTION 7.1       Appraisal Rights.  The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or the approval of the Merger Agreement that such Shareholder may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any Owned Shares or any New Shares.

SECTION 7.2       Further Actions.  The Shareholder agrees that such Shareholder shall, at Parent’s sole cost and expense, take any further action and execute any other documents or instruments as may be necessary to effectuate the intent of this Agreement.

SECTION 7.3       Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the

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transactions contemplated hereby shall be paid by the party incurring the cost or expense whether or not the Merger is consummated.

SECTION 7.4       Amendments, Waivers, etc.  This Agreement may be amended by the parties at any time.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 7.5       Enforcement of Agreement; Specific Performance.  The Shareholder agrees and acknowledges that Parent and Merger Sub would suffer irreparable damage in the event that any of the obligations of such Shareholder in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by such Shareholder.  It is accordingly agreed by each of the Shareholder that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent or Merger Sub may be entitled at law or in equity.

SECTION 7.6       Notices.  All notices, requests, claims, instructions, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (provided that the facsimile is promptly confirmed by telephone confirmation thereof) or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           If to the Shareholder, addressed to:

[Shareholder’s Address 1]

[Shareholder’s Address 2]

Attention:  [Shareholder]

Telecopy:  (801) 972-9072

(b)           if to Parent or Merger Sub, addressed to:

ReAble Therapeutics, Inc.

9800 Metric Boulevard

Austin, Texas 78758

Attention: Harry L. Zimmerman

Telecopy:  (512) 834-6310

with a copy to (which shall not constitute notice):

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Fulbright & Jaworski L.L.P.

600 Congress Avenue, Suite 2400

Austin, Texas 78701

Attention:  Darrell R. Windham

Telecopy:  (512) 536-4598

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 7.7       Headings; Titles.  Heading and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.8       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 7.9       Entire Agreement.  This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 7.10     Assignment; Binding Effect; No Third Party Beneficiaries; Further Action.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that each of Parent and/or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Parent.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and in the case of the Shareholder shall also be binding upon its legal successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than, in the case of Parent and Merger Sub, their respective successors and assigns and, in the case of the Shareholder, its legal successors and permitted assigns) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 7.11     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat

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such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of Delaware.

SECTION 7.12     Enforcement of Agreement; Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  The parties agree that the Shareholder shall not be entitled to an injunction or injunctions to prevent any breach of this Agreement by any of Parent or Merger Sub or to enforce specifically any term or any provision of this Agreement.

SECTION 7.13     Counterparts; Facsimiles.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

SECTION 7.14     WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.15     Merger Agreement.  The obligations of the Shareholder hereunder are subject to the absence of any of the following changes (by amendment or waiver) to the Merger Agreement: (i) any change which decreases the Merger Consideration; (ii) any change to the form of Merger Consideration (other than the addition of consideration payable in any form) or (iii) any amendment that would have the effect of changing the Termination Date to a date on or after September 30, 2007.

(Signature page follows.)

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IN WITNESS WHEREOF, Parent, Merger Sub and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

REABLE THERAPEUTICS, INC.

By:
Name:
Title:

SPARTAN ACQUISITION CORP.

By:
Name:
Title:

[SHAREHOLDER]

Name: [Shareholder]

(Signature Page to Voting Agreement)